Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Beckman Coulter, Inc.

at

$83.50 Net Per Share

by

Djanet Acquisition Corp.

an indirect wholly owned subsidiary of

Danaher Corporation

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, MARCH 23, 2011, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER (THE “MERGER AGREEMENT”) DATED AS OF FEBRUARY 6, 2011 AMONG DANAHER CORPORATION (“DANAHER”), DJANET ACQUISITION CORP. (“PURCHASER”) AND BECKMAN COULTER, INC. (“BECKMAN COULTER”).

THE BOARD OF DIRECTORS OF BECKMAN COULTER HAS UNANIMOUSLY (I) DETERMINED THAT THE OFFER AND THE MERGER REFERRED TO HEREIN ARE FAIR TO AND IN THE BEST INTERESTS OF BECKMAN COULTER AND ITS STOCKHOLDERS AND (II) APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER. THE BECKMAN COULTER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BECKMAN COULTER’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER AND (IF REQUIRED UNDER DELAWARE LAW) ADOPT THE MERGER AGREEMENT.

THE OFFER IS SUBJECT TO VARIOUS CONDITIONS, INCLUDING (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES THAT, TOGETHER WITH THE NUMBER OF SHARES (IF ANY) THEN BENEFICIALLY OWNED BY DANAHER AND/OR PURCHASER, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS, AND (II) THE RECEIPT OF CERTAIN REGULATORY CLEARANCES AND APPROVALS. A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES (1) THROUGH (7). YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

The Dealer Manager for the Offer is:

February 15, 2011

IMPORTANT

If you desire to tender all or any portion of your shares of Beckman Coulter common stock in the Offer, this is what you must do:

•

If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to Computershare Trust Company, N.A., the Depositary for the Offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach Computershare Trust Company, N.A. before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—“Procedure for Tendering Shares” of this Offer to Purchase.

•

If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your shares of Beckman Coulter common stock using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, Okapi Partners LLC, at (877) 274-8654 for assistance. See Section 3—“Procedure for Tendering Shares” for further details.

•

If you hold your shares of Beckman Coulter common stock through a broker, bank, trust company or other nominee, you must contact your broker, bank, trust company or other nominee and give instructions that your Beckman Coulter shares be tendered.

*    *    *

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. The Dealer Manager (as defined herein) may be contacted at its addresses and telephone number on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

SUMMARY TERM SHEET

This summary term sheet highlights the most material terms of the Offer to Purchase and may not contain all the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary is qualified in its entirety by the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal. We recommend that you carefully read this entire Offer to Purchase and the related Letter of Transmittal before making any decision on whether to tender your Shares (defined below). In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Djanet Acquisition Corp.

Principal Terms

•

Danaher Corporation (“Danaher”), through its indirect wholly owned subsidiary, Djanet Acquisition Corp. (“Purchaser”), is offering to purchase all outstanding shares of common stock, par value $0.10 per share, of Beckman Coulter, Inc. (“Beckman Coulter”) for $83.50 per share in cash, net to the seller, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal and pursuant to the agreement and plan of merger, dated as of February 6, 2011, among Danaher, Purchaser and Beckman Coulter.

•

The offer is the first step in our plan to acquire all of the outstanding shares of Beckman Coulter common stock, as provided in the merger agreement. If the offer is successful (that is, if a majority of the outstanding shares on a fully diluted basis is purchased pursuant to the offer), we will acquire any and all remaining shares in a subsequent merger for the same price paid in the offer in cash.

•	The offering period of the offer will expire at 12:00 midnight, New York City time, at the end of Wednesday, March 23, 2011, unless the offer is extended.

•

If we extend the offer, we will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the offer.

•

If it is necessary or desirable to obtain additional shares of Beckman Coulter common stock in order to effect a short-form merger under Delaware law (which can be effected once we, together with Danaher, own at least 90% of the outstanding shares), we will provide a subsequent offering period of up to 20 business days in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended.

Beckman Coulter Board of Directors Recommendation

•

The board of directors of Beckman Coulter unanimously (i) determined that the offer and the merger are fair to and in the best interests of Beckman Coulter and its stockholders; (ii) approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, in accordance with Delaware law; (iii) declared that the merger agreement is advisable; and (iv) resolved to recommend that Beckman Coulter’s stockholders accept the offer and tender their shares pursuant to the offer and, if required, adopt the merger agreement.

Conditions

The offer is conditioned upon, among other things:

•

at least a majority of the outstanding shares of Beckman Coulter common stock, calculated on a fully diluted basis, having been validly tendered and not withdrawn prior to the expiration of the offer (as it may be extended from time to time) (the “Minimum Condition”);

•

the expiration or termination of any waiting period in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, and the receipt of any required approval and the expiration or termination of any required waiting period under any other antitrust or competition law or regulation (the “Antitrust Condition”); and

•	the other conditions to the offer described in Section 15—“Conditions to the Offer.”

We can waive some of the conditions to the offer without the consent of Beckman Coulter. We cannot, however, waive the Minimum Condition without the consent of Beckman Coulter. See also Section 16—“Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not conditioned on Danaher or Purchaser obtaining financing.

Procedures for Tendering

If you wish to accept the offer, this is what you must do:

•

if you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to Computershare Trust Company, N.A., the depositary for the offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach Computershare Trust Company, N.A. before the offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—“Procedure for Tendering Shares.”

•

if you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call the information agent, Okapi Partners LLC, at (877) 274-8654 for assistance. See Section 3—“Procedure for Tendering Shares” for further details.

•

if you hold your shares of Beckman Coulter common stock through a broker, bank, trust company or other nominee, you must contact your broker, bank, trust company or other nominee and give instructions that your shares of Beckman Coulter common stock be tendered.

Withdrawal Rights

•

To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to Computershare Trust Company, N.A., the depositary for the offer, while you have the right to withdraw the shares. If you tendered shares by giving instructions to a broker, bank, trust company or other nominee, you must instruct the broker, bank, trust company or other nominee to arrange to withdraw the shares. See Section 4—“Withdrawal Rights.”

Recent Beckman Coulter Trading Prices

•	The closing price for the Shares was:

$57.09 per Share on December 9, 2010, immediately prior to the time at which market speculation became apparent regarding a potential sale of Beckman Coulter;

$75.17 per Share on February 4, 2011, the last trading day before we announced that we had entered into the Merger Agreement; and

$82.90 per Share on February 14, 2011, the last trading day before the printing of these materials.

•	Before deciding whether to tender, you should obtain a current market quotation for the Shares.

Further Information

•	If you have questions about the Offer, you can call our Information Agent:

Stockholders may call toll free (877) 274-8654 Banks and brokers may call collect (212) 297-0720

FREQUENTLY ASKED QUESTIONS

Who is offering to buy my securities?

The offer is made by Djanet Acquisition Corp., a Delaware corporation formed for the purpose of making this tender offer for all of the outstanding common stock of Beckman Coulter. We are an indirect wholly owned subsidiary of Danaher Corporation, a Delaware corporation. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning Purchaser and Danaher.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding common stock, par value $0.10 per share, of Beckman Coulter. See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

How much are you offering to pay for my securities and what is the form of payment?

We are offering to pay you $83.50 per share in cash, without interest. We will not charge you any brokerage fees or commissions. If you are the record holder of your shares (i.e., a stock certificate has been issued to you) and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, bank, trust company or other nominee, and your nominee tenders your shares on your behalf, your broker, bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase, trust company.

Do you have the financial resources to make payment?

Yes. Consummation of the offer is not subject to any financing condition. Danaher will provide us with sufficient funds to pay for all shares accepted for payment in the offer and anticipates financing the acquisition through a combination of available cash, proceeds from the issuance of commercial paper and proceeds from the issuance of securities. Danaher may also enter into one or more additional credit facilities in order to expand borrowing capacity under its commercial paper program and issue commercial paper in amounts in excess of the program’s current capacity, and may also enter into one or more bridge loan agreements in advance of permanent financing. See Section 10—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the offer?

No. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

•	the offer is being made for all outstanding shares of Beckman Coulter common stock solely for cash;

•

as described above, we, through our parent company, Danaher, will have sufficient funds to purchase all shares validly tendered, and not withdrawn, in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer;

•	consummation of the offer is not subject to any financing condition; and

•	if we consummate the offer, we expect to acquire any remaining shares for the same cash per share price in any subsequent offering period or in the merger.

See Section 10—“Source and Amount of Funds.”

Is there an agreement governing the offer?

Yes. Beckman Coulter, Danaher and Purchaser have entered into an agreement and plan of merger dated as of February 6, 2011. The merger agreement provides, among other things, for the terms of and conditions to the offer and, following consummation of the offer, the merger of Purchaser into Beckman Coulter. See the “Introduction” to this Offer to Purchase and Section 13—“The Transaction Documents—The Merger Agreement.”

When and how will I be paid for my tendered shares?

Subject to the terms and conditions of the offer, we will pay for all validly tendered and not properly withdrawn shares of Beckman Coulter common stock promptly after the later of the date of expiration of the offer and the satisfaction or waiver of the conditions to the offer set forth in Section 15—“Conditions to the Offer.” We can waive some of the conditions to the offer without the consent of Beckman Coulter; however, we cannot waive the Minimum Condition without the consent of Beckman Coulter.

We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with Computershare Trust Company, N.A., which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares of Beckman Coulter common stock will be made only after timely receipt by Computershare Trust Company, N.A. of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in Section 3—“Procedure for Tendering Shares”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such shares.

How long do I have to decide whether to tender in the offer?

You have until at least 12:00 midnight, New York City time, at the end of Wednesday, March 23, 2011, to decide whether to tender your shares in the offer. See Section 1—“Terms of the Offer.” If you cannot deliver everything required to make a valid tender to Computershare Trust Company, N.A., the depositary for the offer, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3—“Procedure for Tendering Shares.” In addition, if we extend the offer or provide a subsequent offering period in the offer as described below under “Introduction” to this Offer to Purchase, you will have an additional opportunity to tender your shares. Please be aware that if your shares are held by a broker, bank, trust company or other nominee, they may require advance notification before the expiration date of the offer.

Can the offer be extended and under what circumstances?

Yes. If at the scheduled expiration date of the offer, including following a prior extension, any condition to the offer has not been satisfied or waived, we are required to extend the offer for periods of up to ten business days per extension until all of the conditions are satisfied or waived. However, we do not have any obligation to extend the offer beyond the date that is 20 business days after satisfaction of the Antitrust Condition, provided that such date must be no earlier than June 30, 2011, and in any event we have no obligation to extend beyond December 31, 2011.

We anticipate that the Antitrust Condition will be met in the first half of 2011 and, subject to the satisfaction or waiver of all of the conditions to the offer set forth in Section 15—“Conditions to the Offer,” we would expect to consummate the offer in the first half of 2011. We will extend the offer for any period required by any applicable law, any interpretation or position of the Securities and Exchange Commission, the staff thereof or the New York Stock Exchange applicable to the offer. See Section 1—“Terms of the Offer” and Section 15—“Conditions to the Offer.” See Section 13—“The Transaction Documents—The Merger Agreement—Termination” for circumstances in which we may terminate the Offer.

If we extend the offer, we will inform Computershare Trust Company, N.A., the depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire.

Will there be a subsequent offering period?

Following the acceptance for payment of all of the shares tendered during the initial offering period (including any extensions), if it is necessary or desirable to obtain additional shares in order to effect a short-form merger under Delaware law (which can be effected once we own at least 90% of the outstanding shares), we will provide a subsequent offering period of up to 20 business days, during which time stockholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the offer consideration. See Section 1—“Terms of the Offer” and Section 4—“Withdrawal Rights” of this document for more information concerning any subsequent offering period.

What is the difference between an extension of the offer and a subsequent offering period?

If the offer is extended, no shares will be accepted or paid for until the extension expires, and you will be able to withdraw your shares until then. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all of the shares that were validly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. Shares that are validly tendered during a subsequent offering period will be accepted and paid for as they are received and cannot be withdrawn. We would expect that, prior to a subsequent offering period being provided, we would have purchased a sufficient number of shares in the offer so as to ensure that the merger could be effected. See Section 1—“Terms of the Offer” and Section 4—“Withdrawal Rights.”

Until what time can I withdraw tendered shares?

You can withdraw some or all of the shares that you previously tendered in the offer at any time prior to the expiration date of the offer as it may be extended. Further, if we have not accepted your shares for payment by the date that is 60 days from the date of this Offer to Purchase, you may withdraw them at any time after such date, unless such Shares have been previously accepted for payment pursuant to the Offer as provided herein. Once we accept your tendered shares for payment upon expiration of the offer, however, you will no longer be able to withdraw them. In addition, you may not withdraw shares tendered during a subsequent offering period, if we elect to have such a period. See Section 4—“Withdrawal Rights.”

Will the offer be followed by a merger if all Beckman Coulter shares are not tendered in the offer?

If we purchase shares in the offer and the other conditions to the merger are satisfied or, where permissible, waived, we will be merged with and into Beckman Coulter. If we purchase shares in the offer (and the Minimum Condition has not been waived with the consent of Beckman Coulter), we will have sufficient voting power to approve the merger without the affirmative vote of any other stockholder of Beckman Coulter. Furthermore, if pursuant to the offer or otherwise we own in excess of 90% of the outstanding shares, we may effect the merger without any further action by the stockholders of Beckman Coulter. If the merger takes place, Beckman Coulter will become an indirect wholly owned subsidiary of Danaher, and all remaining stockholders (other than Beckman Coulter and Danaher, Purchaser, any of their respective subsidiaries and any stockholders who validly exercise their appraisal rights in connection with the merger as described in Section 12—“Purpose of the Offer; Plans for Beckman Coulter; Appraisal Rights”) will receive the offer price, $83.50 net per share in cash, without interest and less any applicable withholding taxes. See the “Introduction” to this Offer to Purchase and Section 12—“Purpose of the Offer; Plans for Beckman Coulter; Appraisal Rights” and Section 13—“The Transaction Documents—The Merger Agreement.”

What is the “Top-Up Option” and when could it be exercised?

Beckman Coulter has granted us an irrevocable option, exercisable only following our acquisition of shares pursuant to the offer, to purchase from Beckman Coulter, subject to the terms and conditions set forth in the merger agreement, up to the number of authorized and unissued shares of Beckman Coulter common stock equal to the lowest number of shares that, when added to the number of shares owned by Danaher and its subsidiaries (including us) at the time of such exercise, will constitute one share more than 90% of the shares outstanding on a fully diluted basis, at a price per share equal to the price paid in the offer. This option is to enable us, following our acquisition of shares pursuant to the offer, to effect the merger as a short-form merger under Delaware law without a vote or any further action by the stockholders of Beckman Coulter.

If I decide not to tender, how will the offer affect my shares?

If the merger takes place between Beckman Coulter and us, Beckman Coulter’s stockholders who do not tender their shares in the offer (other than those properly exercising their appraisal rights) will receive cash in an amount equal to the price per share paid in the offer. Therefore, if the merger takes place, the only difference between tendering and not tendering your shares is that tendering stockholders will be paid earlier. If you decide not to tender your shares in the offer and we purchase the shares which are tendered in the offer, but the merger does not occur, there may be so few remaining stockholders and publicly traded shares that Beckman Coulter common stock will no longer be eligible to be traded on the New York Stock Exchange or other securities exchanges and there may not be an active public trading market for Beckman Coulter common stock. Also Beckman Coulter may no longer be required to make filings with the Securities and Exchange Commission or otherwise may no longer be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See Section 7—“Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations” and Section 13—“The Transaction Documents—The Merger Agreement.”

Are appraisal rights available in either the offer or the merger?

No appraisal rights will be available to you in connection with the offer. However, you will be entitled to seek appraisal rights in connection with the merger if you do not tender shares in the offer and do not vote in favor of (or consent in writing to) the merger, subject to and in accordance with Delaware law. See Section 12—“Purpose of the Offer; Plans for Beckman Coulter; Appraisal Rights—Appraisal Rights.”

If you successfully complete the offer, what will happen to Beckman Coulter’s board of directors?

If we accept shares of Beckman Coulter common stock for payment pursuant to the offer, under the merger agreement we will become entitled to elect or designate a number of directors to the Beckman Coulter board of directors, rounded up to the next whole number, that is equal to the product of the total number of directors on the Beckman Coulter board (including those elected or designated by us) multiplied by the percentage of the total number of Beckman Coulter shares then outstanding that Danaher and us beneficially own in the aggregate, provided, however, that subject to applicable law and the rules of the New York Stock Exchange, Purchaser is entitled to designate at least a majority of the directors on the Beckman Coulter Board at all times following the Appointment Time. In such case, upon our request, Beckman Coulter has agreed to take all actions reasonably necessary to cause our designees to be elected or designated to the Beckman Coulter board.

Therefore, if we accept shares of Beckman Coulter common stock for payment pursuant to the offer, Danaher will obtain control of the management of Beckman Coulter shortly thereafter. However, prior to the effective time of the merger, the Beckman Coulter board will maintain three directors who were members of the Beckman Coulter board on the date of the merger agreement, each of whom must meet certain “independence” and other specified requirements, and the majority of whose votes will be required for Beckman Coulter to authorize any amendment, waiver or termination of the merger agreement by Beckman Coulter, or to effect certain other actions related to or in connection with Beckman Coulter’s governing documents or the merger. See Section 12—“Purpose of the Offer; Plans for Beckman Coulter; Appraisal Rights.”

What are the federal income tax consequences of exchanging my shares pursuant to the offer, during a subsequent offering period or pursuant to the merger?

In general, your exchange of shares of Beckman Coulter common stock for cash pursuant to the offer, during a subsequent offering period or pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of exchanging your shares pursuant to the offer, during a subsequent offering period or pursuant to the merger in light of your particular circumstances. See Section 5—“Material U.S. Federal Income Tax Considerations.”

Whom can I talk to if I have questions about the offer?

You can call Okapi Partners LLC, toll free at (877) 274-8654. Okapi Partners LLC is acting as information agent and Morgan Stanley & Co. Incorporated is acting as dealer manager for the Offer. See the back cover of this Offer to Purchase for additional contact information.

To the Stockholders of Beckman Coulter, Inc.

INTRODUCTION

Djanet Acquisition Corp., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Danaher Corporation, a Delaware corporation (“Danaher”), is offering to purchase all outstanding shares of common stock, par value $0.10 per share, of Beckman Coulter, Inc. (the “Shares”), a Delaware corporation (“Beckman Coulter”), for $83.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”).

We will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3—“Procedure for Tendering Shares—Backup U.S. Federal Income Tax Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Computershare Trust Company, N.A. (the “Depositary”), Okapi Partners LLC (the “Information Agent”) and Morgan Stanley & Co. Incorporated (the “Dealer Manager” or “Morgan Stanley”) incurred in connection with the Offer. See Section 17—“Fees and Expenses.”

We are making the Offer pursuant to an Agreement and Plan of Merger dated as of February 6, 2011 among Danaher, Purchaser and Beckman Coulter (the “Merger Agreement”). The Merger Agreement provides, among other things, that after consummation of the Offer, Purchaser will merge with and into Beckman Coulter (the “Merger”), with Beckman Coulter continuing as the surviving corporation and an indirect wholly owned subsidiary of Danaher. At the effective time of the Merger (the “Effective Time”), each outstanding Share (other than any Shares owned by Beckman Coulter, Danaher, Purchaser and any of their respective subsidiaries, and any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger as described in Section 12—“Purpose of the Offer; Plans for Beckman Coulter; Appraisal Rights”) will be converted into the right to receive $83.50 (or any other per Share price paid in the Offer) (the “Offer Price”), without interest and less any applicable withholding taxes. The Merger is subject to the satisfaction or waiver of certain conditions described in Section 15—“Conditions to the Offer.” We cannot waive the Minimum Condition without the consent of Beckman Coulter. Section 13—“The Transaction Documents—The Merger Agreement” contains a more detailed description of the Merger Agreement. Section 5—“Material U.S. Federal Income Tax Considerations” describes the material U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

On February 6, 2011, the board of directors of Beckman Coulter (the “Beckman Coulter Board”) unanimously:

•	determined that the Offer and the Merger are fair to and in the best interests of Beckman Coulter and its stockholders;

•	approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

•	declared that the Merger Agreement is advisable; and

•

resolved to recommend that Beckman Coulter’s stockholders accept the Offer and tender their Shares pursuant to the Offer and, if required, adopt the Merger Agreement (the “Beckman Coulter Board Recommendation”).

The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then beneficially owned by Danaher and/or Purchaser, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the “Minimum Condition”), and (ii) the expiration or termination of any waiting period in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”), and the receipt of any required approval and the expiration or termination of any required waiting period under any other antitrust or competition law or regulation (the conditions described in this clause (ii), the “Antitrust Condition”). See Section 15—“Conditions to the Offer” and Section 16—“Certain Legal Matters; Regulatory Approvals.”

For purposes of the Offer, the words “fully diluted,” when referring to Shares mean, as of any time, the number of Shares outstanding, together with all Shares which Beckman Coulter would be required to issue pursuant to any then outstanding equity awards or other securities convertible into or exercisable or exchangeable for Shares, whether or not vested, exercisable, convertible or exchangeable and regardless of the terms and conditions thereof. According to Beckman Coulter, as of February 11, 2011, there were approximately 71,258,612 Shares issued and outstanding, and approximately 7,071,765 Shares issuable with respect to stock options, certain other equity awards and outstanding convertible notes. Accordingly, we anticipate that, assuming the foregoing, the Minimum Condition would be satisfied if approximately 39,165,190 Shares are validly tendered pursuant to the Offer and not withdrawn.

Upon the time when Shares are first accepted for payment under the Offer (the “Appointment Time”), the Merger Agreement provides that Purchaser will become entitled to elect or designate a number of directors to the Beckman Coulter Board, rounded up to the next whole number, that is equal to the product of the total number of directors on the Beckman Coulter Board (including those elected or designated by Purchaser) multiplied by the percentage of the total number of Shares then outstanding that Danaher and Purchaser beneficially own in the aggregate, provided, however, that subject to applicable law and the rules of the New York Stock Exchange (“NYSE”), Purchaser is entitled to designate at least a majority of the directors on the Beckman Coulter Board at all times following the Appointment Time. Purchaser currently intends, promptly after consummation of the Offer, to exercise this right and to designate officers or employees of Danaher or an affiliate of Danaher to serve as directors of Beckman Coulter. We expect that such representation on the Beckman Coulter Board would permit us to exert substantial influence over Beckman Coulter’s conduct of its business and operations. However, prior to the Effective Time, the Beckman Coulter Board will maintain three directors who were members of the Beckman Coulter Board on the date of the Merger Agreement, each of whom must meet certain “independence” and other specified requirements, and the majority of whose votes will be required for Beckman Coulter to authorize any amendment, waiver or termination of the Merger Agreement by Beckman Coulter, or to effect certain other actions related to or in connection with Beckman Coulter’s governing documents or the Merger. See Section 12—“Purpose of the Offer; Plans for Beckman Coulter; Appraisal Rights.” Purchaser currently intends, as soon as possible after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of the surviving corporation in the Merger.

Pursuant to the Merger Agreement, following our acceptance for payment of the Shares pursuant to the Offer, we have the option to purchase from Beckman Coulter, subject to certain limitations, up to a number of additional Shares sufficient to cause Danaher and its subsidiaries to own one Share more than 90% of the then outstanding Shares (on a fully diluted basis). See Section 13—“The Transaction Documents—The Merger Agreement—Top-Up Option.”

Under the terms of the Merger Agreement, if Danaher, Purchaser and their respective subsidiaries hold, in the aggregate, at least 90% of the total outstanding Shares, then Danaher, Purchaser and Beckman Coulter will act to effect the Merger under the “short-form” merger provisions of Section 253 of the DGCL. See Section 13—“The Transaction Documents—The Merger Agreement—Short-Form Merger Procedure.” The Offer is conditioned upon the fulfillment of the conditions described in Section 15—“Conditions to the Offer.” We can waive some of the conditions to the Offer without the consent of Beckman Coulter; however, we cannot waive the Minimum Condition without the consent of Beckman Coulter. The Offer will expire at 12:00 midnight, New York City time, at the end of Wednesday, March 23, 2011, unless we extend the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1. Terms of the Offer. Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not withdrawn in accordance with the procedures set forth in Section 3—“Procedure for Tendering Shares” at or prior to the Expiration Time. “Expiration Time” means 12:00 midnight, New York City time, at the end of Wednesday, March 23, 2011, unless extended, in which event “Expiration Time” means the latest time and date at which the Offer, as so extended, will expire.

The Offer is subject to the conditions set forth in Section 15—“Conditions to the Offer,” which include, among other things, satisfaction of the Minimum Condition and the Antitrust Condition. See Section 16—“Certain Legal Matters; Regulatory Approvals.” We can waive some of the conditions to the Offer without the consent of Beckman Coulter; however, we cannot waive the Minimum Condition without the consent of Beckman Coulter. Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, promptly after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to the Expiration Time. If any condition to the Offer is not satisfied or waived at any scheduled Expiration Time, we will extend the Expiration Time for an additional period or successive periods of up to ten business days each until all of the conditions are satisfied or waived. We do not, however, have any obligation to (although we may) extend the Expiration Time beyond the date that is 20 business days after the date on which the Antitrust Condition is satisfied, provided that such date may not be earlier than June 30, 2011, and in any event we have no obligation to extend the Expiration Time beyond December 31, 2011 (such date, the “Outside Date”). In addition, we will extend the Offer for any period or periods required by any applicable law, any interpretation or position of the SEC, the staff thereof or the NYSE. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See Section 4—“Withdrawal Rights” and Section 15—“Conditions to the Offer.”

In accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Merger Agreement, we will provide, if necessary or desirable to obtain at least 90% of the total outstanding Shares (determined on a fully-diluted basis) (the “Short-Form Threshold”), a subsequent offering period (and one or more extensions thereof) following the Expiration Time (a “Subsequent Offering Period”). If provided, a Subsequent Offering Period will be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender any Shares not previously tendered in the Offer. If a Subsequent Offering Period is made available, (i) it will remain open for such period or periods as we will specify of up to 20 business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a Subsequent Offering Period. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If we provide a Subsequent Offering Period, we will make a public announcement of such Subsequent Offering Period or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Time or the date of termination of the prior Subsequent Offering Period.

We also reserve the right to waive, in whole or in part, any of the conditions to the Offer and to increase the Offer Price, provided that Beckman Coulter’s consent is required for us to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) amend or modify any of the conditions to the Offer or add any conditions to the Offer in addition to those set forth in Section 15—“Conditions to the Offer,” (v) amend or waive the Minimum Condition, (vi) otherwise amend, modify or supplement any terms of the Offer in a manner that is, or could reasonably be expected to be, adverse to holders of Shares or (vii) extend or otherwise change the Expiration Time in a manner other than pursuant to and in accordance with the Merger Agreement.

If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days generally must be required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Time, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of ten business days. If, prior to the Expiration Time, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination or amendment of the Offer will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

Beckman Coulter has provided us with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment. Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Time promptly after the later of (i) the Expiration Time and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 15—“Conditions to the Offer.” We can waive some of the conditions to the Offer without the consent of Beckman Coulter; however, we cannot waive the Minimum Condition without the consent of Beckman Coulter. If we provide a Subsequent Offering Period, we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. Notwithstanding the foregoing, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we will extend the offering period, thereby delaying the acceptance for payment of shares of Beckman Coulter common stock, until all of the conditions to the Offer relating to governmental or regulatory approvals specified in Section 16—“Certain Legal Matters; Regulatory Approvals” have been satisfied, provided that we will not be required to (although we may) extend the Offer beyond the Outside Date (which will be no earlier than June 30, 2011, and in any event we have no obligation to extend beyond December 31, 2011). For information with respect to waiting periods that we are or may be required to observe and the approvals that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, see Section 16—“Certain Legal Matters; Regulatory Approvals.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Purchaser’s obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases (including during any Subsequent Offering Period), payment for Shares that are accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (defined in Section 3—“Procedure for Tendering Shares—Book-Entry Delivery”)), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent’s Message (defined in Section 3—“Procedure for Tendering Shares—Book-Entry Delivery”) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3—“Procedure for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times.

For purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or issue new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—“Procedure for Tendering Shares,” the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

3. Procedure for Tendering Shares.

Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time and you must (i) deliver certificates for the Shares representing tendered Shares to the Depositary, (ii) cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below, and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, or (iii) comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Time. In all cases, you should allow sufficient time to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions to the Offer.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the guaranteed delivery procedure described below must be complied with.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the tendered Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the certificates for the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Time or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) by the Expiration Time; and

•

the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, the Depositary generally will be required to backup withhold at the applicable statutory rate (currently 28%) from any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Internal Revenue Service Form W-9 enclosed with the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8.

Appointment of Proxy. By executing a Letter of Transmittal, you irrevocably appoint each of our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Beckman Coulter’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Beckman Coulter’s stockholders.

Determination of Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of

Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions to the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4. Withdrawal Rights. Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration Time and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn after the date that is 60 days from the date of this Offer to Purchase, unless previously accepted for payment pursuant to the Offer as provided herein.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except to the extent that you duly exercise withdrawal rights as described in this Section 4 before the Expiration Time or at any time after the date that is 60 days from the date of this Offer to Purchase, unless previously accepted for payment pursuant to the Offer as provided herein.

For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time by again following any of the procedures described in Section 3—“Procedure for Tendering Shares.”

If we provide a Subsequent Offering Period (as described in more detail in Section 1—“Terms of the Offer”) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding. None of Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5. Material U.S. Federal Income Tax Considerations. The following is a general discussion of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who exchange Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax. This discussion also does not address the tax consequences to holders of Shares who exercise appraisal rights under Delaware law.

The following discussion applies only if you hold your Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders in light of their particular circumstances and does not apply to stockholders subject to special treatment under the U.S. federal income tax laws (such as, for example, financial institutions, dealers or brokers in securities, commodities or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, banks and certain other financial institutions, mutual funds, tax-exempt organizations, former citizens or residents of the United States, U.S. expatriates, stockholders that are pass-through entities or the investors in such pass-through entities, regulated investment companies, real estate investment trusts, stockholders whose “functional currency” is not the U.S. dollar, investors liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction, and persons who acquired their Shares through the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation).

This discussion is based upon the Code, the regulations promulgated thereunder and court and administrative ruling and decisions, all as in effect on the date of this Offer to Purchase. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, nor do we expect to seek, any ruling from the Internal Revenue Service with respect to the matters discussed below. There can be no assurances that the Internal Revenue Service will not take a different position concerning the tax consequences of the exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger or that any such position would be sustained. This discussion also assumes that the Shares are not United States real property interests within the meaning of Section 897 of the Code.

Due to the individual nature of tax consequences, you should consult your tax advisors as to the specific tax consequences to you of the exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

U.S. Holders. Except as otherwise set forth below, the following discussion is limited to the material U.S. federal income tax consequences relevant to a beneficial owner of Shares that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a domestic corporation for U.S. federal income tax purposes), an estate that is subject to U.S. federal income tax on its worldwide income from all sources, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person (each, a “U.S. Holder”). If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Persons holding Shares through a partnership should consult their own tax advisors regarding the tax consequences of exchanging the Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger.

Your exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, if you exchange Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, you will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the adjusted tax basis of your Shares and the amount of cash received in exchange therefor (determined before the deduction of backup withholding, if any). Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) exchanged pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange of such Shares. Long-term capital gains of noncorporate taxpayers are generally subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

Non-U.S. Holders. The following is a discussion of the material U.S. federal income tax consequences that will apply if you are a Non-U.S. Holder of Shares. The term “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder or a partnership or other pass-through entity.

Payments made to a Non-U.S. Holder with respect to Shares exchanged in the Offer, during a Subsequent Offering Period or pursuant to the Merger generally will not be subject to U.S. federal income tax, unless: (i) the gain, if any, on such Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax in the same manner as if it were a U.S. Holder (but such Non-U.S. Holder should provide an Internal Revenue Service Form W-8ECI instead of an Internal Revenue Service Form W-9), and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) or (ii) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year.

Information Reporting and Backup Withholding. Proceeds from the sale of Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger generally are subject to information reporting, and may be subject to backup withholding at the applicable statutory rate (currently 28%) if the stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the Internal Revenue Service. See Section 3—“Procedure for Tendering Shares—Backup U.S. Federal Income Tax Withholding.”

6. Price Range of Shares. The Shares are listed and principally traded on the NYSE under the symbol “BEC.” The following table sets forth for the periods indicated the high and low sales prices per Share on the NYSE as reported at close in published financial sources:

	High	Low
FY 2009
First Quarter	51.81	40.60
Second Quarter	57.36	50.00
Third Quarter	71.20	54.27
Fourth Quarter	69.54	64.06
FY 2010
First Quarter	69.90	62.80
Second Quarter	63.30	55.55
Third Quarter	63.25	44.58
Fourth Quarter	75.57	47.15
FY 2011
First Quarter (through February 14, 2011)	82.90	71.07

On December 9, 2010, immediately prior to the time at which market speculation became apparent regarding a potential sale of Beckman Coulter, the reported closing sales price per Share on the NYSE in published financial sources was $57.09. On February 4, 2011, the last full trading day before the announcement of the Offer and the possible Merger, the reported closing sales price per Share on the NYSE was $75.17. On February 14, 2011, the last full trading day before the date of this Offer to Purchase, the reported closing sales price per Share on the NYSE was $82.90. Before deciding whether to tender, you should obtain a current market quotation for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. If the Offer is consummated but the Merger does not take place, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer will receive cash in an amount equal to the price per Share paid in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier.

Stock Exchange Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the published NYSE guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly held shares falls below 600,000, the total number of holders of Shares falls below 400 or Beckman Coulter’s average total global market capitalization over a consecutive 30-trading day period is less than $15 million. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

If the NYSE were to delist the Shares (which we intend to cause Beckman Coulter to seek if we acquire control of Beckman Coulter and the Shares no longer meet the NYSE listing requirements), it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of Beckman Coulter to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other remaining public reporting requirements applicable to Beckman Coulter, would substantially reduce the information required to be furnished by Beckman Coulter to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders’ meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to Beckman Coulter. Furthermore, “affiliates” of Beckman Coulter and persons holding “restricted securities” of Beckman Coulter may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause Beckman Coulter to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE will be terminated following the completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning Beckman Coulter. Beckman Coulter is a Delaware corporation founded in 1935, with principal executive offices at 250 S. Kraemer Boulevard, Brea, California 92821. The telephone number of Beckman Coulter’s principal executive offices is (714) 993-5321.

Except as specifically set forth herein, the information concerning Beckman Coulter contained in this Offer to Purchase has been taken from or is based upon information furnished by Beckman Coulter or its representatives or upon publicly available documents and records on file with the SEC and we are not responsible for the accuracy or completeness of such documents or records or other information provided by Beckman Coulter. See Section “The Transaction Documents—Offer Documents” of this Offer to Purchase. The summary information set forth below is qualified in its entirety by reference to Beckman Coulter’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

As set forth in Beckman Coulter’s public filings, Beckman Coulter is a manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes.

Clinical Diagnostics sales represented approximately 86% of Beckman Coulter’s total revenue in 2009. Approximately 81% of Beckman Coulter’s total revenue in 2009 was generated by recurring revenue from consumable supplies (including reagent test kits), services and operating type lease payments.

Additional Information. Beckman Coulter is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Beckman Coulter’s filings are also available to the public from commercial document retrieval services and at the SEC’s Web site at http://www.sec.gov.

9. Certain Information Concerning Purchaser and Danaher. Purchaser is a Delaware corporation incorporated on February 4, 2011, with principal executive offices at 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006. The telephone number of our principal executive offices is (202) 8280850. To date, we have engaged in no activities other than those incidental to our formation, entry into the Merger Agreement and commencement of the Offer. Purchaser is an indirect wholly owned subsidiary of Danaher.

Danaher designs, manufactures and markets professional, medical, industrial and commercial products and services, which are typically characterized by strong brand names and innovative technology. Danaher is a Delaware corporation, with principal executive offices at 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006, telephone number (202) 8280850.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Danaher and Purchaser and certain other information are set forth on Schedule I hereto.

In 2010, Danaher acquired a microplate reader business from Beckman Coulter for $3 million.

Except as described elsewhere in this Offer to Purchase or in Schedule I, (i) none of Purchaser, Danaher and, to the best of Purchaser’s and Danaher’s knowledge after reasonable inquiry, the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Danaher, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Beckman Coulter; (ii) none of Danaher, Purchaser and, to the best of Purchaser’s and Danaher’s knowledge after reasonable inquiry, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of Beckman Coulter during the past 60 days; (iii) none of Danaher, Purchaser and, to the best of Purchaser’s and Danaher’s knowledge after reasonable inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Beckman Coulter (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Danaher, Purchaser, their subsidiaries or, to the best of Purchaser’s and Danaher’s knowledge after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Beckman Coulter or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (v) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Danaher, Purchaser, their subsidiaries or, to the best of Purchaser’s and Danaher’s knowledge after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Beckman Coulter or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of Danaher, Purchaser and, to the best of Purchaser’s and Danaher’s knowledge after reasonable inquiry, the persons listed in Schedule I to this Offer to Purchase has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (vii) none of Danaher, Purchaser and, to the best of Purchaser’s and Danaher’s knowledge after reasonable inquiry, the persons listed in Schedule I to this Offer to Purchase has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

We do not believe our financial condition or the financial condition of Danaher is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) consummation of the Offer is not subject to any financing condition, (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger and (iv) Danaher will have, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

Additional Information. Danaher is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Danaher is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and executive officers, their remuneration, equity awards granted to them, the principal holders of its securities and any material interests of such persons in transactions with Danaher. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to Beckman Coulter in Section 8—“Certain Information Concerning Beckman Coulter.”

10. Source and Amount of Funds.

Purchaser estimates that the total amount of funds required to purchase all outstanding Shares, other securities and rights pursuant to the Offer, and to acquire Beckman Coulter pursuant to the Merger, will be approximately $6.8 billion, including debt assumed and net of cash acquired. Danaher anticipates financing the acquisition through a combination of available cash, proceeds from the issuance of commercial paper and proceeds from the issuance of securities. Danaher may also enter into one or more additional credit facilities in order to expand borrowing capacity under its commercial paper program and issue commercial paper in amounts in excess of the program’s current capacity, and may also enter into one or more bridge loan agreements to provide temporary financing pending the implementation of more permanent financing arrangements. There is no financing condition to the Offer.

11. Background of the Offer; Contacts with Beckman Coulter.

Danaher continuously explores opportunities to expand its business platforms. A number of years ago it identified in vitro diagnostics as a business of potential interest, and identified Beckman Coulter, among many other companies, as a potential acquisition candidate.

In December 2009, H. Lawrence Culp, Jr., Chief Executive Officer of Danaher, contacted Mr. Scott Garrett, the former President and Chief Executive Officer of Beckman Coulter, and expressed interest in a meeting, and in April 2010, Mr. Culp again contacted Mr. Garrett to propose that they meet.

In June 2010, Mr. Culp and Mr. Garrett met in-person but did not discuss any potential transaction between Danaher and Beckman Coulter.

Late in July 2010, Danaher began working with Morgan Stanley as its financial advisor to assist it in exploring a possible business combination with Beckman Coulter. On September 22, 2010, Danaher engaged Wachtell, Lipton, Rosen & Katz as its legal counsel in connection with the possible business combination.

On September 30, 2010, Mr. Culp called Glenn S. Shafer, Chairman of the Board of Beckman Coulter, to communicate Danaher’s interest in an acquisition. Following the call, Mr. Culp sent a letter to Mr. Schafer conveying a non-binding indication of interest of $65.00 per share.

In a telephone call on October 8, 2010, Mr. Schafer informed Mr. Culp that Beckman Coulter’s Board was undergoing a review of its strategic alternatives and that the Beckman Coulter Board would consider Danaher’s indication of interest at its meeting in late October.

Subsequent to the Beckman Coulter Board meeting on October 20, 2010, representatives of Goldman, Sachs & Co. (“Goldman Sachs”) contacted representatives of Danaher and informed Danaher of the Beckman Coulter Board’s decision (i) to reject Danaher’s initial indication to purchase the outstanding common stock of Beckman Coulter for $65 per share and (ii) that access to any non-public information of Beckman Coulter would only be considered if Danaher revised its expression of interest at a higher price.

On November 3, 2010, Danaher sent a revised letter expressing interest in acquiring all of Beckman Coulter’s outstanding common stock at a price of $68.50 per share, which offer was also subject to Danaher’s further due diligence, the negotiation of a definitive acquisition agreement and the approval of Danaher’s Board of Directors.

A series of subsequent telephone conversations between representatives of Danaher and representatives of Beckman Coulter, including representatives of Goldman Sachs, Beckman Coulter’s financial adviser, in late October and early November resulted in Danaher increasing its non-binding indication of interest to $70.00 per share, which was reflected in a letter on November 10, 2010 from Mr. Culp to Mr. Schafer.

On November 16, 2010, Danaher entered into a confidentiality agreement with Beckman Coulter. Shortly thereafter, Danaher was granted access to virtual data room containing certain information about Beckman Coulter.

On November 18, 2010, certain senior executives and representatives of Danaher, including Mr. Culp, Daniel L. Comas, Danaher Executive Vice President and Chief Financial Officer and Thomas P. Joyce, Jr., Danaher Executive Vice President, met with certain senior executives of Beckman Coulter, including its Chief Executive Officer, Chief Financial Officer, Executive Vice President for Commercial Operations, Senior Vice President for Strategy and General Counsel.

Over the period from November 18 to December 22, 2010, representatives of Beckman Coulter provided information to Danaher regarding the Beckman Coulter business, and Danaher and its advisors conducted a limited due diligence investigation of Beckman Coulter.

On December 22, 2010, in accordance with bidding instructions previously distributed by Goldman Sachs, Danaher submitted a non-binding indication of interest of $70.00 per share to Goldman Sachs.

A series of subsequent telephone conversations between representatives of Danaher and representatives of Beckman Coulter and representatives of Goldman Sachs, in late December led to Danaher increasing its non-binding indication of interest to $75.00 per share, which was reflected in a letter on December 30, 2010 from Mr. Culp to Goldman Sachs. A representative of Goldman Sachs informed Danaher that Beckman Coulter was inviting Danaher to participate in the next round of the process.

Over the period from December 30, 2010 to February 2, 2011, representatives of Beckman Coulter provided more detailed information to Danaher regarding Beckman Coulter’s business, and Danaher and its advisors conducted a more extensive due diligence investigation of Beckman Coulter. Danaher’s Board of Directors was periodically updated on the status of the proposed Beckman Coulter transaction.

On January 11 and 13, 2011, senior executives of Danaher met with senior executives of Beckman Coulter, including Mr. Robert Hurley, President and Chief Executive Officer, and discussed a possible combination of Danaher and Beckman Coulter.

On January 18, 2011, Latham & Watkins, LLP (“Latham & Watkins”), legal counsel to Beckman Coulter, provided a draft merger agreement to Danaher and its counsel at Wachtell Lipton.

On January 26, 2011, at the request of Goldman Sachs, Wachtell Lipton, on behalf of Danaher, submitted a markup of the draft merger agreement to Latham & Watkins.

On February 1, 2011, representatives of Danaher met with representatives of Beckman Coulter to discuss Beckman Coulter’s recent financial performance and certain due diligence matters.

On February 2, 2011, in accordance with instructions from Goldman Sachs, Danaher submitted a non-binding offer to purchase all of the outstanding shares of Beckman Coulter at a price of $72.00 per share.

On February 3, 2011, a representative of Goldman Sachs called Daniel Raskas, Senior Vice President, Corporate Development of Danaher, and communicated that Danaher’s offer was inadequate. Goldman Sachs indicated that Beckman Coulter had received substantially higher offers from other parties and would likely announce a transaction by February 7, 2011.

On February 4, 2011, Mr. Culp contacted Mr. Schafer to express Danaher’s continued interest in acquiring Beckman Coulter, and Mr. Comas spoke with a representative of Goldman Sachs and conveyed that Danaher was prepared to increase its offer above the previously indicated $72.00 per share, but that any agreement would need to be entered into prior to the market open on February 7, 2011.

Goldman Sachs subsequently indicated that Beckman Coulter would solicit final bid proposals including final merger agreements by February 6, 2011. From February 4 through February 6, 2011, Wachtell Lipton, on behalf of Danaher, and Latham & Watkins, on behalf of Beckman Coulter, negotiated the terms of the proposed merger agreement.

On February 6, 2011, Danaher submitted a binding offer to purchase all of the outstanding shares of Beckman Coulter (on a fully diluted basis) at a price of $83.00 per share. Representatives of Goldman Sachs communicated to Danaher that Danaher needed to increase its offer to $83.50 to secure the approval of the Beckman Coulter Board.

Late in the evening (California time) of February 6, 2011, Danaher submitted a revised binding offer to purchase all of the outstanding shares of Beckman Coulter (on a fully diluted basis) at a price of $83.50 per share. The merger agreement was executed by Beckman Coulter and Danaher late in the night (California time) of February 6, 2011, and on February 7, 2011 the parties each issued a press release announcing the transaction. Information in this section regarding telephone conversations, meetings and other contacts or activities that did not involve Danaher, the Board of Directors of Danaher or representatives of Danaher has been furnished by Beckman Coulter.

12. Purpose of the Offer; Plans for Beckman Coulter; Appraisal Rights.

Purpose of the Offer; Plans for Beckman Coulter. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Beckman Coulter. The Offer, as the first step in the acquisition of Beckman Coulter, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Beckman Coulter not purchased pursuant to the Offer or otherwise.

Upon the purchase of Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to elect or designate a number of directors to the Beckman Coulter Board, rounded up to the next whole number, that is equal to the product of the total number of directors on the Beckman Coulter Board (including those elected or designated by Purchaser) multiplied by the percentage of the total number of Shares then outstanding that Danaher and Purchaser beneficially own in the aggregate; provided, however, that subject to applicable law and rules of the NYSE, Purchaser is entitled to designate at least a majority of the directors on the Beckman Coulter Board at all times following the Appointment Time. Upon Purchaser’s request at any time following the Appointment Time, Beckman Coulter has agreed to take such actions as are reasonably necessary to enable Purchaser’s designees to be so elected or designated to the Beckman Coulter Board, and to cause Purchaser’s designees to be so elected or designated at such time. Purchaser currently intends, promptly after consummation of the Offer, to exercise this right and to designate officers or employees of Danaher or an affiliate of Danaher to serve as directors of Beckman Coulter. We expect that such representation on the Beckman Coulter Board would permit us to exert substantial influence over Beckman Coulter’s conduct of its business and operations. In addition, if we accept for payment and pay for at least a majority of the outstanding Shares, we expect to merge with and into Beckman Coulter. We currently intend, as soon as possible after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of Beckman Coulter. See Section 13—“The Transaction Documents—The Merger Agreement.”

Pursuant to the Merger Agreement, following our acceptance for payment of the Shares pursuant to the Offer, we have the option to purchase from Beckman Coulter, subject to certain limitations, up to a number of additional Shares sufficient to cause Danaher and Purchaser to own one Share more than 90% of the outstanding

Shares immediately following such issuance (on a fully diluted basis). We intend to exercise this option if it is exercisable and necessary in order for us to be able to effect a “short form” merger under Delaware law. See Section 13—“The Transaction Documents—The Merger Agreement—Top-Up Option.”

Under the terms of the Merger Agreement, if Purchaser acquires at least 90% of the total outstanding Shares, Danaher and Purchaser will act to effect the Merger under the “short-form” merger provisions of Section 253 of the DGCL. See Section 13—“The Transaction Documents—The Merger Agreement—Short-Form Merger Procedure.”

Under the terms of the Merger Agreement, at the Effective Time, (i) the certificate of incorporation of Beckman Coulter will be amended and restated so as to read in a form attached to the Merger Agreement, and as so amended will be the certificate of incorporation of the surviving corporation in the Merger until thereafter amended in accordance with applicable law, and (ii) the bylaws of the surviving corporation in the Merger will be amended so as to read in a form attached to the Merger Agreement until thereafter amended in accordance with applicable law. See Section 13—“The Transaction Documents—Certificate of Incorporation, Bylaws, Directors and Officers.”

Based on available information, we are conducting a detailed review of Beckman Coulter and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies, management and personnel, obligations to report under Section 15(d) of the Exchange Act, and the delisting of its securities from a registered national securities exchange, and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of Beckman Coulter during the pendency of the Offer and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Beckman Coulter’s business, operations, capitalization and management with a view to optimizing development of Beckman Coulter’s potential in conjunction with Danaher’s existing businesses. Possible changes could include changes in Beckman Coulter’s business, corporate structure, charter, bylaws, capitalization, board of directors, management, indebtedness or dividend policy, and although, except as disclosed in this Offer to Purchase, we have no current plans with respect to any of such matters, Danaher, Purchaser and the surviving corporation in the Merger expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

If we acquire Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to our equity ownership in Beckman Coulter, Danaher and Purchaser reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them.

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Holders of Shares should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

For the avoidance of doubt, Danaher, the Purchaser and Beckman Coulter have agreed and acknowledged that, in any appraisal proceeding described herein and to the fullest extent permitted by applicable law, the fair value of the Shares subject to the appraisal proceeding will be determined in accordance with Section 262 of the DGCL without regard to the Top-Up Option (as defined below), the Top-Up Option Shares (as defined below) or any promissory note delivered by Purchaser to Beckman Coulter in payment for Top-Up Option Shares.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement or information statement for a merger, unless effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

You cannot exercise appraisal rights at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, rather, subject to the conditions to the Offer, will receive the Offer Price therefor.

13. The Transaction Documents.

The Merger Agreement. The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as Exhibit (d)(1) to the Schedule TO, which you may examine and copy as set forth in Section 8—“Certain Information Concerning Beckman Coulter” above. You are encouraged to read the full text of the Merger Agreement because it is the legal document that governs the Offer and the Merger. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Beckman Coulter or Danaher in Beckman Coulter’s or Danaher’s public reports filed with the SEC. In particular, the Merger Agreement and this summary of terms are not intended to be, and should not be seen as, disclosures regarding any facts and circumstances relating to Beckman Coulter or Danaher. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which Purchaser may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties, rather than establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders.

The Offer. The Merger Agreement provides for the making of the Offer by Purchaser as promptly as practicable, but in no event later than February 15, 2011. The Merger Agreement provides that each Beckman Coulter stockholder who tenders Shares in the Offer will receive $83.50 for each Share tendered, net to the stockholder in cash, without interest thereon and less any applicable withholding taxes. Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition, and the satisfaction of the other conditions set forth in Section 15—“Conditions to the Offer.” Danaher and Purchaser expressly reserved the right to increase the Offer Price or to make other changes to the terms and conditions of the Offer, and to waive, in whole or in part, some of the conditions to the Offer without the consent of Beckman Coulter. Danaher and Purchaser cannot, however, waive the Minimum Condition without the consent of Beckman Coulter. Purchaser has agreed that, without the prior written consent of Beckman Coulter, it will not:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	reduce the number of Shares to be purchased in the Offer;

•	amend or modify any of the conditions to the Offer or add any additional conditions to the Offer in addition to those set forth in Section 15—“Conditions to the Offer”;

•	amend or waive the Minimum Condition;

•	amend or modify any of the terms of the Offer in a manner that is, or could reasonably be expected to be, adverse to the holders of Shares; or

•	extend or otherwise change the Expiration Time in a manner other than pursuant to and in accordance with the Merger Agreement.

Extensions of the Offer. Purchaser will (i) if any condition to the Offer is not satisfied or waived at any scheduled Expiration Time, extend the Expiration Time for an additional period or successive periods of up to ten business days each until all of the conditions are satisfied or waived and (ii) extend the Offer for any period required by any applicable law, any interpretation or position of the SEC, the staff thereof or the NYSE applicable to the Offer; provided that Purchaser will not be required to (although Purchaser may) extend the Offer beyond the date that is 20 business days after the satisfaction of the Antitrust Condition, which date may not be earlier than June 30, 2011, and provided, further, that notwithstanding the foregoing, Purchaser will not be required to (although Purchaser may) extend the Offer beyond December 31, 2011.

The Merger Agreement obligates Purchaser, subject to applicable securities laws and the satisfaction of the conditions set forth in Section 15—“Conditions to the Offer,” to accept for payment and pay for, promptly after the Expiration Time, all Shares validly tendered and not withdrawn pursuant to the Offer.

Subsequent Offering Period. The Merger Agreement provides that, if necessary or desirable to obtain sufficient Shares (without regard to the exercise of the Top-Up Option) to reach the Short-Form Threshold, Purchaser will provide for a Subsequent Offering Period (and one or more extensions thereof) of up to 20 business days, as determined by Purchaser in consultation with Beckman Coulter, in accordance with Rule 14d-11 under the Exchange Act.

Directors. The Merger Agreement provides that upon the Appointment Time, Purchaser will be entitled to elect or designate a number of directors, rounded up to the next whole number, to the Beckman Coulter Board that equals the product of (i) the total number of directors on the Beckman Coulter Board (giving effect to the directors elected or designated by Purchaser) and (ii) the percentage of the total number of Beckman Coulter shares then outstanding that Danaher and Purchaser beneficially own in the aggregate, provided that, subject to applicable Law and the rules of the NYSE, Purchaser will be entitled to designate at least a majority of the directors on the Beckman Coulter Board at all times following the Appointment Time. Beckman Coulter is required under the Merger Agreement, upon Purchaser’s request, to take such actions as is reasonably necessary to enable Purchaser’s designees to be elected to the Beckman Coulter Board, including by increasing the size of the Beckman Coulter Board (and amending Beckman Coulter’s bylaws if necessary so as to increase the size of the Beckman Coulter Board) and/or requesting and accepting the resignations of incumbent directors of Beckman Coulter. Following the Appointment Time, Beckman Coulter will also, upon Purchaser’s request, cause individuals elected or designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Beckman Coulter Board of (a) each committee of the Beckman Coulter Board, (b) each board of directors (or similar body) of each subsidiary of Beckman Coulter and (c) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the listing standards of the NYSE.

Following the election or appointment of Purchaser’s designees and until the Effective Time, Beckman Coulter will cause the Beckman Coulter Board to maintain three directors who were members of the Beckman Coulter Board on the date of the Merger Agreement, (i) each of whom must be “independent” for purposes of Rule 10A-3 of the Exchange Act and also eligible to serve on Beckman Coulter’s audit committee under the Exchange Act and NYSE rules and (ii) at least one of whom must be an “audit committee financial expert” as defined in Regulation S-K and the instructions thereto (the “Continuing Directors”). If, following the Appointment Time but prior to the Effective Time, Purchaser’s designees constitute a majority of the Beckman Coulter Board, then the affirmative vote of a majority of the Continuing Directors will be required to authorize:

•	any amendment or termination of the Merger Agreement;

•

any extension of time for performance, or any waiver, of any of the obligations or other acts of Danaher or Purchaser under the Merger Agreement, if such action would adversely affect the holders of Shares (other than Danaher or Purchaser);

•	any exercise or waiver of Beckman Coulter’s rights, benefits or remedies hereunder, if such action would adversely affect the holders of Shares (other than Danaher or Purchaser);

•

except as otherwise provided in the Merger Agreement, amend Beckman Coulter’s organizational documents in a manner that would reasonably be expected to adversely affect the holders of Shares (other than Danaher or Purchaser); or

•

any other action or any other determination of the Beckman Coulter Board under or in connection with the Merger Agreement if such action would reasonably be expected to adversely affect the holders of Shares (other than Danaher or Purchaser).

Top-Up Option. As part of the Merger Agreement, Beckman Coulter granted to Purchaser an irrevocable option (the “Top-Up Option”) to purchase up to a number of Shares (the “Top-Up Option Shares”) from Beckman Coulter at a per Share purchase price equal to the Offer Price that, when added to the number of Shares directly or indirectly owned by Danaher, Purchaser and their respective subsidiaries at the time of exercise of the Top-Up Option, results in Danaher, Purchaser and their subsidiaries owning one more Share than 90% of the Shares outstanding immediately after the issuance of the Top-Up Option Shares on a fully-diluted basis. The Top-Up Option will not be exercisable to the extent (i) the Short-Form Threshold would not be reached immediately after such exercise and the issuance of Shares pursuant thereto or (ii) the number of Top-Up Option Shares would exceed the number of Shares authorized but unissued or held in the treasury of Beckman Coulter at the time of exercise of the Top-Up Option, provided that no applicable law, order, injunction or other legal impediment will prohibit such exercise. The Top-Up Option may be exercised on one or more occasions, in whole or in part, after the Appointment Time and prior to the earlier to occur of (a) the fifth business day after the later of (x) the Expiration Time and (y) the expiration of any Subsequent Offering Period, and (b) the termination of the Merger Agreement.

The aggregate purchase price owed by Purchaser for the Top-Up Option Shares would be paid, at Danaher’s election, either (i) entirely in cash or (ii) by (a) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (b) executing and delivering to Beckman Coulter a promissory note having a principal amount equal to the balance of the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash. Any such promissory note will be full recourse against Danaher and Purchaser and will bear interest at a rate of nine percent per annum, will mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid, in whole or in part, without premium or penalty.

The Merger. The Merger Agreement provides that, at the Effective Time, Purchaser will be merged with and into Beckman Coulter. Following the Merger, the separate existence of Purchaser will cease, and Beckman Coulter will continue as the surviving corporation and an indirect wholly owned direct subsidiary of Danaher and will continue to be governed by the DGCL.

Under the terms of the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive a cash amount equal to the Offer Price, without interest (the “Merger Consideration”). Notwithstanding the foregoing, the Merger Consideration will not be payable in respect of (i) Shares owned by Beckman Coulter, (ii) Shares owned by Danaher or Purchaser, (iii) Shares owned by any subsidiaries of Danaher, Purchaser or Beckman Coulter and

(iv) Dissenting Shares (as defined below). Each Share held by Beckman Coulter, Danaher, Purchaser or any of their respective subsidiaries immediately prior to the Effective Time will be cancelled and will cease to exist, and no consideration will be paid with respect thereto.

Shares that are issued and outstanding immediately prior to the Effective Time and held by a stockholder (if any) who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand, and who properly demands, appraisal for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into, or represent the right to receive, the Merger Consideration, but rather such stockholders will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. However, all Dissenting Shares held by stockholders who have failed to perfect or who have otherwise waived, withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 of the DGCL will no longer be considered to be Dissenting Shares and will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration. Stockholders who tender their Shares in the Offer will not be entitled to exercise appraisal rights with respect to such Shares, but rather, subject to the conditions to the Offer, will receive the Offer Price. See Section 12—“Purpose of the Offer; Plans for Beckman Coulter; Appraisal Rights—Appraisal Rights.”

Short-Form Merger Procedure. Section 253 of the DGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a “short-form” merger with that subsidiary without the action of the other stockholders of the subsidiary. Under the terms of the Merger Agreement, if Danaher, Purchaser or any of their respective subsidiaries hold, in the aggregate, a number of Shares equal to or greater than the Short-Form Threshold, then Beckman Coulter, Danaher and Purchaser will take all necessary and appropriate action to cause the Merger to become effective promptly, without a meeting of the stockholders of Beckman Coulter in accordance with Section 253 of the DGCL.

Vote Required to Approve Merger; Stockholders Meeting. If the Short-Form Threshold is not met, then under the DGCL the affirmative vote of the holders of at least a majority of the outstanding Shares is required to adopt the Merger Agreement. The Merger Agreement provides that if Beckman Coulter stockholder adoption is required, Beckman Coulter will:

•

as promptly as practicable following the Appointment Time, prepare and file with the SEC a proxy statement (the “Proxy Statement”) relating to the Special Meeting (as defined below), which will include recommendation of the Beckman Coulter Board that the stockholders vote in favor of the adoption of the Merger Agreement and use reasonable best efforts to cause the proxy statement to be cleared by the staff of the SEC and thereafter mailed to Beckman Coulter stockholders; and

•

as promptly as reasonably practicable following the Appointment Time, take all action necessary in accordance with the DGCL and Beckman Coulter’s organizational documents to duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”).

If the Minimum Condition is satisfied and Purchaser accepts for payment Shares tendered pursuant to the Offer, Purchaser will have sufficient voting power to adopt the Merger Agreement at a meeting of the stockholders of Beckman Coulter without the affirmative vote of any other Beckman Coulter stockholder. Under the terms of the Merger Agreement, Danaher has agreed to vote, or cause to be voted, all of the Shares then owned by it, Purchaser and any of their respective subsidiaries, in favor of adoption of the Merger Agreement.

Treatment of Company Stock Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares, and Phantom Stock Units; Treatment of Employee Stock Purchase Plans.

Company Stock Options and Stock Appreciation Rights. The Merger Agreement provides that each outstanding option to purchase shares of common stock of Beckman Coulter and each phantom stock unit appreciation right (“Options” and “SARs”) will become immediately vested and exercisable immediately before the Effective Time. Any Options and SARs that are outstanding and unexercised as of immediately before the Effective Time will be cancelled and each holder of any such cancelled Option or SAR will be entitled to receive for each share subject to an Option or SAR a cash payment in an amount equal the amount by which the Merger Consideration exceeds the exercise price as soon as practicable (but in no event later than five business days) following the Effective Time.

Restricted Stock Units and Performance Shares. The Merger Agreement provides that each outstanding restricted stock unit and performance share will, immediately before the Effective Time, vest and become distributable upon the consummation of the Merger and, in respect of each share of common stock of Beckman Coulter underlying such awards, holders will be entitled to receive the Merger Consideration.

Phantom Stock Units. The Merger Agreement provides that each stock unit representing a share credited to a participant’s account under Beckman Coulter’s Deferred Directors’ Fee Program, Executive Deferred Compensation Plan, Option Gain Deferral Plan, Executive Restoration Plan, and any qualified defined contribution plan will be converted into a dollar amount equal to the Merger Consideration.

Treatment of Employee Stock Purchase Plans. The Merger Agreement provides that the payroll payment date occurring immediately before the commencement of the Offer will be the last day of the current “Option Period” and the “Date of Exercise” under Beckman Coulter’s Employee Stock Purchase Plan. Each participant’s option will be exercised and all payroll deductions under the Employee Stock Purchase Plan will cease as of the Date of Exercise, any shares acquired on the Date of Exercise will be entitled to receive the Merger Consideration.

With respect to the Stock Purchase Plan for Company employees in Japan and the Share Participation Scheme in Ireland, the date of purchase occurring immediately before the consummation of the Offer will be the last date of purchase under the respective plans, all amounts contributed by participants after such date of purchase will be refunded to employees, and all contributions and payroll deductions under the plans will cease as of such date. Any Shares acquired on such date of purchase will be entitled to receive the Merger Consideration.

Certificate of Incorporation, Bylaws, Directors and Officers. At the Effective Time, (i) the certificate of incorporation of Beckman Coulter will be amended and restated so as to read in a form attached to the Merger Agreement, and as so amended will be the certificate of incorporation in the surviving corporation of the Merger until thereafter amended in accordance with applicable law and (ii) the bylaws of the surviving corporation in the Merger will be amended so as to read in a form attached to the Merger Agreement until thereafter amended in accordance with applicable law. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the surviving corporation in the Merger and (b) the officers of Beckman Coulter immediately prior to the Effective Time will continue as the officers of the surviving corporation in the Merger.

Representations and Warranties. In the Merger Agreement, Beckman Coulter has made customary representations and warranties to Danaher and Purchaser, including representations relating to its corporate existence and power, subsidiaries, capitalization, corporate authorization, board approvals, governmental authorization, non-contravention, SEC filings and financial statements, the Sarbanes-Oxley Act of 2002, the absence of certain changes, the absence of undisclosed material liabilities, employee benefit plans and ERISA, taxes, material contracts, real property, intellectual property, labor matters, compliance with laws, permits, regulatory compliance, information to be included in the Proxy Statement, the Schedule 14D-9 and other documents to be filed in connection with the transactions contemplated by the Merger Agreement, the opinion of its financial advisor, insurance, related party transactions, finders’ fees, takeover statutes, the Foreign Corrupt Practices Act of 1977, as amended, or any similar applicable anti-corruption or anti-bribery laws, environmental matters and the absence of any additional representations to Danaher or Purchaser. Danaher and Purchaser have made customary representations and warranties to Beckman Coulter with respect to, among other matters, their corporate existence and power, corporate authorization, governmental authorization, non-contravention, litigation, information to be included in the Proxy Statement, the Offer documents and other documents to be filed in connection with the transactions contemplated by the Merger Agreement, absence of qualification as an “interested stockholder” of Beckman Coulter as defined in Section 203 of the DGCL, financial ability to complete the transactions contemplated by the Merger Agreement, ownership and operations of Purchaser, finders’ fees and the absence of any additional representations to Beckman Coulter.

Operating Covenants. Pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, if any, Beckman Coulter will, and will cause each of its subsidiaries to (unless otherwise required by applicable law, consented to in writing by Danaher (which consent may not be unreasonably withheld, delayed or conditioned) or required or expressly permitted by the Merger Agreement), (i) conduct its business in all material respects in the ordinary course consistent with past practice and (ii) use its commercially reasonable efforts to maintain and preserve intact its business organization. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of Beckman Coulter prior to such time as until the earlier of the Effective Time and the termination of the Merger Agreement, if any, which provide that, subject to certain exceptions, including as required pursuant to or expressly permitted by the Merger Agreement, Beckman Coulter and each of its subsidiaries will not, among other things: amend any material term of its certificate of incorporation, bylaws or other organizational documents; split, combine, subdivide or reclassify any shares of its capital stock or otherwise amend the terms of its capital stock; set aside or pay any dividend or other distribution with respect to its capital stock (other than Beckman Coulter’s quarterly dividend payable on March 13, 2011); redeem, purchase or otherwise acquire any options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments relating to the equity interests in Beckman Coulter and its subsidiaries; issue, sell, pledge, deliver, transfer, dispose or encumber any Beckman Coulter securities, or grant any options or stock appreciation rights under any Beckman Coulter benefit plans (except (a) pursuant to the exercise of outstanding stock options or stock appreciation rights, the grant of stock options or stock appreciation rights pursuant to previously existing contractual arrangements or to employees in the ordinary course, (b) pursuant to the outstanding convertible notes and (c) for the issuance of any Shares upon the exercise of the Top-Up Option); acquire any equity interests in any person or entity, or in any business or division thereof, if material or for consideration in excess of $5,000,000 in the aggregate; transfer or encumber intellectual property or material assets (subject to certain exceptions); incur or assume or modify the terms of any long-term or short-term indebtedness (except for borrowings under Beckman Coulter’s existing revolving credit facility not to exceed $50,000,000), except as required by the terms of any benefit plan, other than for employees who are not directors, officers or key employees in the ordinary course of business, and except for certain merit and promotional increases in employee salaries scheduled to take effect in March 2011, increase the compensation and benefits for Beckman Coulter’s officers, directors or employees; incur any capital expenditures in excess of $500,000 individually or $20,000,000 in the aggregate (except those contemplated in Beckman Coulter’s capital expenditures budget); enter into certain exclusivity or non-compete agreements or arrangements; make certain changes to its accounting methods; other than in the ordinary course of business and consistent with past practice, make or change any material tax election, file any amended tax return with respect to any material tax or change any annual tax accounting period; waive, release, settle or compromise any litigation, unless such settlement only involves payment of monetary damages not in excess of $10,000,000 in the aggregate; settle or compromise any IRS audit; enter into, terminate, materially modify, renew, extend, materially amend or terminate any material provision of any material contract; adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; take any action that is intended or would reasonably be expected to result in any of the conditions to the Offer or the Merger set forth in Section 15—“Conditions to the Offer” becoming incapable of being satisfied, adversely affect or materially delay the ability to obtain necessary governmental approvals; or alter in any material respect any interest material to Beckman Coulter and its subsidiaries in any corporation, association, joint venture, partnership or business entity in which Beckman Coulter holds any equity or ownership interest; permit any insurance policy to lapse, be cancelled or expire; or enter into any written or oral agreement, contract, commitment or arrangement to do, or authorize in writing, any of the foregoing.

Access to Information. From the date of the Merger Agreement until the Effective Time or the date, if any, on which the Merger Agreement is terminated, Beckman Coulter and its subsidiaries will, upon reasonable notice, provide to Danaher and Purchaser and their respective officers and a reasonable number of their employees and authorized representatives (i) reasonable access during normal business hours to agreements, books, records, analysis, data, regulatory materials, projections, reports, plans, systems, senior management, commitments, offices and other facilities and properties of Beckman Coulter and (ii) such other information and personnel as Danaher or Purchaser may reasonably request.

No Solicitation. Pursuant to the Merger Agreement, Beckman Coulter has agreed that from the date of the Merger Agreement until the earlier of the Appointment Time and the date of termination of the Merger Agreement, neither it nor any of its subsidiaries will (and has agreed to use reasonable best efforts to cause its affiliates, directors, officers, agents, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives (“Representatives”) not to), directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage the submission of any Competing Proposal (as defined below) or any inquiries with respect thereto;

•	initiate or participate in any negotiations regarding, or furnish to any person any nonpublic information with respect to, any Competing Proposal; or

•	engage in discussions with any person with respect to any Competing Proposal.

Pursuant to the terms of the Merger Agreement, the Beckman Coulter Board will not (i) approve or recommend, or propose publicly to approve or recommend, any Competing Proposal, or, if a Competing Proposal has been publicly disclosed, fail to publicly recommend against any such Competing Proposal and reaffirm the Beckman Coulter Board Recommendation within ten business days of a request from Danaher, (ii) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Danaher or Purchaser, or otherwise make any statement or proposal inconsistent with, the Beckman Coulter Board Recommendation, (iii) fail to include the Beckman Coulter Board Recommendation in the Schedule 14D-9 or any Proxy Statement, as applicable (any act or failure to act relating to clauses (i), (ii) or (iii), a “Change of Recommendation”) or (iv) approve, recommend, authorize, agree to, accept or enter into any binding or non-binding letter of intent or similar document or any agreement, arrangement or commitment related to any actual or proposed Competing Proposal.

Beckman Coulter also agreed in the Merger Agreement to (i) immediately cease and cause to be terminated any existing discussions or negotiations with any person or its Representatives conducted prior to the date of the Merger Agreement or that might be ongoing with respect to, or that might reasonably be expected to lead to, any Competing Proposal, (ii) obtain the prompt return or destruction of all information previously furnished to any such person or its Representatives and written certification of such return or destruction and (iii) take such action as is necessary to enforce any confidentiality or “standstill” provisions or provisions of similar effect to which it is a party or of which it is a beneficiary.

Beckman Coulter must promptly (and in any event within forty-eight (48) hours) advise Danaher orally and in writing of (i) any Competing Proposal and of any determinations made by Beckman Coulter or the Beckman Coulter Board with respect to any Competing Proposal and (ii) any request for non-public information relating to Beckman Coulter or its subsidiaries, including the terms and conditions of any such Competing Proposal. Beckman Coulter is also required to keep Danaher apprised on a current basis of the status (including any material change to the terms thereof) of any such Competing Proposal.

Notwithstanding the foregoing if, Beckman Coulter receives prior to the Appointment Time an unsolicited bona fide written Competing Proposal, which in the good faith determination of the Beckman Coulter Board of Directors, after consultation with Beckman Coulter’s outside legal and financial advisors (i) constitutes a

Superior Proposal or (ii) could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (a) or (b) below, in a Superior Proposal from the proponent of the Competing Proposal, Beckman Coulter may, prior to the Appointment Time, take the following actions (but only if and to the extent that the Beckman Coulter Board of Directors first concludes in good faith after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to Beckman Coulter’s stockholders under applicable Law and provides Danaher with prior notice): (a) furnish nonpublic information to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, Beckman Coulter receives from the third party an executed confidentiality agreement containing terms at least as favorable to Beckman Coulter as those contained in the Confidentiality Agreement (as defined below) and (b) engage in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that as promptly as reasonably practicable (and in any event within 48 hours) following Beckman Coulter taking such actions as described in clauses (a) and (b) above, Beckman Coulter will (x) provide the notice and information required in a Notice of Superior Proposal (as defined below), including without limitation written notice to Danaher of such Competing Proposal detailing the terms and conditions of the Competing Proposal, the determinations of the Beckman Coulter Board of Directors as provided for in clauses (i)(ii) above, as applicable, and actions taken by Beckman Coulter and its Representatives (with respect to which Beckman Coulter will keep Danaher apprised on a current basis) and (y) provide to Danaher any nonpublic information concerning Beckman Coulter provided to such third party that was not previously provided to Danaher.

The Beckman Coulter Board may, prior to the Appointment Time, after complying with the terms of the Merger Agreement and paying Danaher the Termination Fee (as defined below), enter into a binding written agreement with respect to a Superior Proposal and terminate the Merger Agreement if the Beckman Coulter Board has concluded in good faith after consultation with Beckman Coulter’s outside legal and financial advisors that a Competing Proposal constitutes a Superior Proposal (and remains such after taking into account any proposals offered by Danaher or Purchaser) and that the failure to do so would be inconsistent with the fiduciary duties of the Beckman Coulter Board to Beckman Coulter’s stockholders under applicable law; provided that neither Beckman Coulter nor the Beckman Coulter Board will take any of the actions described above or terminate the Merger Agreement, in each case, unless Beckman Coulter has (i) complied in all material respects with the provisions of the Merger Agreement described in this section entitled “—No Solicitation,” (ii) given Danaher and Purchaser prompt (but in any event, within 48 hours) written notice advising them of the decision of the Beckman Coulter Board to take such action, detailing the terms and conditions of the Competing Proposal that serves as the basis of such action and including copies of any definitive document or correspondence evidencing such Competing Proposal (a “Notice of Superior Proposal”), and (iii) (a) given Danaher and Purchaser three business days after delivery of such notice to propose revisions to the terms of the Merger Agreement and/or the transactions contemplated thereby (and/or make any other proposals) and during such time shall have negotiated and caused its Representatives to negotiate (if Danaher and Purchaser have notified Beckman Coulter that they desire to negotiate), confidentially and in good faith with Danaher and Purchaser so as to have such Competing Proposal cease to qualify as a Superior Proposal and (b) the Beckman Coulter Board has determined in good faith, after consultation with its outside financial and legal advisors and considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered by Danaher and Purchaser, that such Competing Proposal nevertheless remains a Superior Proposal and that failing to take the actions described in the preceding paragraph, as applicable, or terminating the Merger Agreement, in each case as sought to be taken, would be inconsistent with the fiduciary duties of the Beckman Coulter Board to Beckman Coulter’s stockholders under applicable law. Each successive material amendment or material revision to any Superior Proposal or any material term thereof will constitute a new Superior Proposal, necessitating delivery of a new Notice of Superior Proposal (which will provide Danaher and Purchaser with two business days after such delivery to propose revisions to the terms of the Merger Agreement and/or the transactions contemplated thereby) and requiring new determinations by the Beckman Coulter Board as set forth in the Merger Agreement. Beckman Coulter will keep Danaher apprised of any such amendments or revisions or other developments with respect to any Superior Proposal.

Prior to the Appointment Time, the Beckman Coulter Board may, with prompt (and in any event within 48 hours) notice to Danaher, effect a Change of Recommendation in response to a change, effect, development, circumstance, condition, state of facts or event occurring after the date of the Merger Agreement, other than of or relating to a Competing Proposal, if the Beckman Coulter Board has concluded in good faith after consultation with Beckman Coulter’s outside legal and financial advisors that the failure of the Beckman Coulter Board to effect a Change of Recommendation would be inconsistent with the exercise of the fiduciary duties of the Beckman Coulter Board to Beckman Coulter’s stockholders under applicable law.

“Competing Proposal” means any offer, proposal or indication of interest which did not result from or arise in connection with a breach of the non-solicitation provisions of the Merger Agreement, made by a person or group (other than a proposal or offer by Danaher or any of its subsidiaries) at any time and that has not been withdrawn which is structured to or would permit such person or group to acquire beneficial ownership of at least 20% of the assets of, equity interest in, and/or businesses of, Beckman Coulter (including any subsidiaries of Beckman Coulter) (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, liquidation, dissolution, share exchange, lease exchange, transfer license, acquisition, disposition, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Offer and the Merger.

“Superior Proposal” means a written Competing Proposal that has not been withdrawn for or in respect of at least a majority of the outstanding shares of Beckman Coulter common stock or all or substantially all of Beckman Coulter’s assets, made by any person on terms that the Beckman Coulter Board determines in good faith, after consultation with Beckman Coulter’s outside financial and legal advisors, after considering such factors as the Beckman Coulter Board considers to be appropriate is more favorable, from a financial point of view, to Beckman Coulter’s stockholders (in their capacities as stockholders) than the transactions contemplated by the Merger Agreement after taking into account any revisions offered by Danaher or Purchaser to the terms and conditions of the Merger Agreement or the transactions contemplated thereby.

Offer Documents. Subject to the terms and conditions provided in the Merger Agreement, each of Danaher, Purchaser and Beckman Coulter has agreed to promptly correct any information provided by it for inclusion in the Schedule TO and the other Offer documents or the Schedule 14D-9 if such information has become false or misleading in any material respect or as otherwise required by applicable law. Danaher and Purchaser also agreed with respect to the Schedule TO and the Offer documents, and Beckman Coulter also agreed with respect to the Schedule 14D-9, to take all steps necessary to cause the Schedule TO and the other Offer documents, or the Schedule 14D-9, as applicable, as so corrected, to be filed with the SEC and disseminated to the Beckman Coulter stockholders, in each case to the extent required by the Exchange Act. Danaher and Purchaser, on the one hand, and Beckman Coulter, on the other hand, agreed to give the other and its counsel reasonable opportunity to review the Schedule TO and the other Offer documents, or the Schedule 14D-9, as applicable, before such documents are filed with the SEC, and to give due consideration to all the reasonable additions, deletions or changes suggested thereto by the other and its counsel. In addition, Danaher and Purchaser, on the one hand, and Beckman Coulter, on the other hand, agreed to promptly provide the other and its counsel with copies of any written comments, and to inform the other of any oral comments, that it may receive from time to time from the SEC or its staff, and to give the other and its counsel a reasonable opportunity to participate in the response to those comments.

Third-Party Consents and Regulatory Approvals. Subject to the last two paragraphs of this section entitled “—Third-Party Consents and Regulatory Approvals,” Beckman Coulter, Danaher and Purchaser have agreed in the Merger Agreement to use best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as reasonably practicable, but in no event later than December 31, 2011, (ii) obtain from any governmental entities any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made by Danaher, Purchaser or Beckman Coulter or any of their respective subsidiaries, and to satisfy the Antitrust Condition, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made the applications or filings required to be made by Danaher, Purchaser or Beckman Coulter or any of their respective subsidiaries under or with respect to the HSR Act, any other applicable required governmental approvals or any other applicable laws in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, (iv) comply at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other required governmental approvals and any such other applicable laws for additional information, documents or other materials received by Danaher or Beckman Coulter or any of their respective subsidiaries from the Federal Trade Commission or the Department of Justice or any other governmental entity in connection with such applications or filings or the transactions contemplated by the Merger Agreement and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (a) any filing under or with respect to the HSR Act, any other required governmental approvals or any such other applicable laws and (b) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such governmental entity.

Danaher and its subsidiaries have committed to any and all divestitures, licenses or hold separate or similar arrangements with respect to Danaher’s assets or conduct of business arrangements as a condition to obtaining any and all approvals from any governmental entity for any reason in order to satisfy the Antitrust Condition and obtain any other required governmental approval, as promptly as reasonably practicable, but in no event later than December 31, 2011, including taking any and all actions necessary in order to ensure that (i) no requirement for non-action, a waiver, consent or approval of the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice (“Antitrust Division”), any State Attorney General or other governmental entity, (ii) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (iii) no other matter relating to any antitrust or competition law or regulation, would preclude satisfaction of the conditions set forth in Section 15—“Conditions to the Offer,” by December 31, 2011. If requested by Danaher, Beckman Coulter is required to divest, hold separate or otherwise take or commit to take any action with respect to its businesses, services, or assets in furtherance of actions described in this section entitled “—Third-Party Consents and Regulatory Approvals,” provided that any such action on the part of Beckman Coulter may be conditioned upon consummation of the Merger.

Each of Beckman Coulter and Danaher will, and Danaher will cause its subsidiaries to, furnish to the other all information necessary for any application or other filing to be made in connection with the transactions contemplated by the Merger Agreement. Each of Beckman Coulter and Danaher will promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any governmental entity regarding any such application or filing. If Beckman Coulter, on the one hand, or Danaher or Purchaser, on the other hand, intends to independently participate in any meeting with any governmental entity in respect of any such filings, investigation or other inquiry, then it must give the other reasonable prior notice of such meeting and invite Representatives of the other to participate in the meeting with the governmental entity unless prohibited by such governmental entity. In addition, Beckman Coulter, Danaher and Purchaser will coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals in connection with all meetings, actions and proceedings under or relating to any such application or filing; provided that materials may be redacted to remove references concerning the valuation of the businesses of Beckman Coulter and Beckman Coulter’s subsidiaries.

Beckman Coulter and Danaher (including Danaher’s subsidiaries) will give any notices to third parties, and use reasonable best efforts to obtain any third-party consents necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement.

If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental entity challenging the transactions contemplated by the Merger Agreement as violative of any applicable law, each of Beckman Coulter and Danaher will, and will cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated by the Merger Agreement.

Employee Matters. Under the Merger Agreement, Danaher has agreed to provide for a period of two years after the Merger, to each employee of Beckman Coulter who continues to be employed by the surviving corporation in the Merger, (i) base salary that is not less than the base salary paid by Beckman Coulter immediately before the Merger, (ii) bonus, sales and service incentive award compensation opportunities provided by Beckman Coulter immediately before the Merger, and (iii) employee benefits (excluding defined benefit pension plan benefits and any equity award opportunities) that are, in the aggregate, substantially comparable to those provided by Beckman Coulter immediately before the Merger, but in no event less than those provided to those generally offered from time to time to similarly situated employees of Danaher.

Prior employment with Beckman Coulter will, to the extent recognized by Beckman Coulter, be taken into account in determining the eligibility for participation and vesting under all employee benefit plans maintained by Danaher for the benefit of the employees who continue to be employed after the Merger. Danaher has agreed to reduce any period of limitation on health benefits coverage due to pre-existing conditions under its health benefits plan by the number of days of an individual’s “creditable coverage” (to the extent required by ERISA) and, except for insured benefit plans (if required by applicable law), waive any and all eligibility waiting periods and evidence of insurability requirements to the extent waived under Beckman Coulter’s benefit plans. Additionally, Danaher has agreed to credit each employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the health benefit plans of Beckman Coulter prior to the Merger during the year in which the Merger occurs for the purpose of determining deductible and out-of-pocket maximums under the health benefit plans of Danaher for that year.

Severance Plans. Danaher has agreed to maintain Beckman Coulter’s severance plans until December 31, 2012.

Pension Plans. Danaher has agreed to maintain Beckman Coulter’s pension plans until December 31, 2011, and each participant in a pension plan who is eligible to receive an accrual of benefits as of the Merger will continue to receive accruals until December 31, 2011. If a pension plan is terminated on or after December 31, 2011, Danaher has agreed to provide each participant the opportunity to participate in a defined contribution plan with terms and conditions that are substantially similar to the terms and conditions of a defined contribution plan of Danaher for similarly situated employees of Danaher in the relevant country or geographic location.

Retiree Medical Plans. Danaher has agreed to maintain Beckman Coulter’s retiree medical plan until December 31, 2012, and each participant in the plan who is receiving benefits under the plan as of the Merger will continue to receive benefits until December 31, 2012. Each employee and eligible dependent who either is or would become eligible to participate in the plan during the period of time between the Merger and December 31, 2012 will continue to be eligible to participate in the plan through December 31, 2012. If the plan is terminated following December 31, 2012, each participant will be entitled to receive, on the later of the date on which the plan is terminated and the date the participant retires and would otherwise commence receiving benefits, an annual amount equal to the amount of the subsidy paid from time to time by Danaher based on rates in effect on December 31, 2012 (depending on the participant’s then-current marital status, number of dependents, and age). This payment will be provided in the time, form and medium determined by Danaher (including cash lump-sum or installment payments, through an insurance product or health reimbursement account).

Expatriate Employees. Under the Merger Agreement, each employee who continues to be employed by the surviving corporation in the Merger after the Merger and assigned to perform services outside the employee’s home country will receive reimbursement from Beckman Coulter for all reasonable moving costs for the employee and his or her dependents to move back to the employee’s home country upon the end of the employee’s assignment.

Indemnification and Insurance. The Merger Agreement provides that Danaher will, or will cause the surviving corporation in the Merger to, honor and fulfill in all respects the obligations of Beckman Coulter existing at or prior to the Effective Time to the fullest extent permissible under applicable law, under Beckman Coulter’s organizational documents in effect on the date of the Merger Agreement and under any indemnification or other similar agreements in effect on the date of the Merger Agreement to each director and officer covered by such documents (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the approval of the Merger Agreement and the transactions contemplated thereby.

In addition, for a period of six years following the Effective Time, Danaher will, and will cause the surviving corporation in the Merger to, (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (a) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (b) the Merger Agreement and any of the transactions contemplated thereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any Covered Person upon receipt, to the extent required by the DGCL, of an undertaking by or on behalf of such Covered Person to repay such amount if it is ultimately determined that such Covered Person is not entitled to be indemnified. Neither Danaher nor the surviving corporation in the Merger may settle, compromise or consent to the entry of any judgment or otherwise terminate any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under the Merger Agreement unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation.

For six years following the Effective Time, (x) the certificate of incorporation and bylaws of the surviving corporation in the Merger will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the certificate of incorporation and bylaws of Beckman Coulter, and (y) Danaher will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Beckman Coulter (provided that Danaher may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events that occurred at or before the Effective Time; provided that Danaher will not be obligated to make aggregate annual premium payments for such insurance to the extent such premiums exceed 300% of the aggregate annual premiums paid for the fiscal year ended December 31, 2010 for such insurance; provided, further, that if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of such 300% amount, Danaher will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate annual premium not to exceed such 300% amount; provided, further, that if Beckman Coulter in its sole discretion elects, by giving written notice to Danaher at least two business days prior to the Effective Time, then, in lieu of the foregoing insurance, Beckman Coulter will purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (which coverage will have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under Beckman Coulter’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage).

Conditions to the Offer. See Section 15—“Conditions to the Offer.”

Conditions to the Merger. The obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions (any of which may be waived in whole or in part by Danaher, Purchaser and Beckman Coulter, as the case may be, to the extent permitted by applicable law):

•

to the extent required by the DGCL, the Merger Agreement must have been adopted by the vote of the holders of outstanding shares of Beckman Coulter common stock, voting together as a single class, representing at least a majority of all votes entitled to be cast thereupon by holders of the outstanding Beckman Coulter common stock;

•

there must not have been any statute, rule or regulation enacted or promulgated by any governmental entity of competent jurisdiction that prohibits the consummation of the Merger, and there must not have been any order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger;

•

Purchaser must have accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer (including pursuant to any Subsequent Offering Period provided by Purchaser pursuant to the Merger Agreement); and

•	the Merger Agreement must not have been terminated in accordance with its terms.

Termination. The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time (except as otherwise provided below, whether before or after any approval of the Merger Agreement by the stockholders of Beckman Coulter):

(i) by mutual written consent of Beckman Coulter and Danaher at any time prior to the Effective Time;

(ii) by either Danaher or Beckman Coulter, prior to the purchase of any Shares pursuant to the Offer, if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach (a) in the case of a breach by Beckman Coulter results in the conditions described above under “—Conditions to the Merger” or the conditions described in Section 15—“Conditions to the Offer” not being satisfied, (b) in the case of a breach by Beckman Coulter of the provisions described above under “—No Solicitation” (including by any subsidiary, affiliate or Representative of Beckman Coulter), was willful, or (c) in the case of a breach by Beckman Coulter, Danaher or Purchaser that would reasonably be expected to prevent or materially impair or delay the ability of either Beckman Coulter, Danaher or Purchaser, as the case may be, to perform its obligations under the Merger Agreement, or to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement (in each case, if such breach is not curable, or if curable, has not been cured within ten business days after the receipt of notice thereof from the non-defaulting party); provided, however, the Merger Agreement may not be terminated pursuant to this clause (ii) by any party if such party is then in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement;

(iii) by either Danaher or Beckman Coulter, if the Appointment Time has not occurred by midnight, New York City time on the Outside Date; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (iii) will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the cause of and resulted in Purchaser’s failure to accept for payment all such Shares tendered pursuant to the Offer prior to the Outside Date;

(iv) by Danaher, if prior to the Expiration Time a Change of Recommendation has occurred;

(v) by Beckman Coulter if, prior to the Appointment Time, (a) the Beckman Coulter Board (or any committee thereof) has received a Superior Proposal that qualified as such at the time of its determination to terminate the Merger Agreement and continues to qualify as a Superior Proposal after Beckman Coulter has complied with the provisions described in the eighth paragraph of the section above entitled “—No Solicitation,” (b) the Beckman Coulter Board (or any committee thereof) has determined in good faith (after consulting with its outside legal counsel and financial advisors) that the failure to accept such Superior Proposal is reasonably likely to be inconsistent with the fiduciary duties of the members of the Beckman Coulter Board (or any committee thereof) to Beckman Coulter’s stockholders under applicable law, (c) Beckman Coulter has complied in all material respects with the provisions described above under “—No Solicitation,” and (d) Beckman Coulter pays the Termination Fee to Danaher in accordance with the terms of the Merger Agreement;

(vi) by Beckman Coulter if Danaher or Purchaser fails to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as within seven business days after the date of the Merger Agreement; provided, however, that any such termination must occur within ten business days of such date and that Beckman Coulter may not terminate the Merger Agreement pursuant to the terms of the Merger Agreement (a) after Danaher or Purchaser commences the Offer, (b) if the failure to commence the Offer is due to Beckman Coulter’s breach of the Merger Agreement or (c) if a Change of Recommendation has occurred;

(vii) by either Beckman Coulter or Danaher if a court of competent jurisdiction or other governmental entity of competent jurisdiction has issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the acceptance of and the payment for, the Shares pursuant to the Offer, or consummation of the Merger or other transactions contemplated by the Merger Agreement; provided, however, that the party seeking to terminate the Merger Agreement pursuant to this clause (vii) must have complied with its obligations under the Merger Agreement to use reasonable best efforts to prevent the entry of and to remove such order, decree or ruling, as described above under “—Third-Party Consents and Regulatory Approvals”; or

(viii) by Danaher, prior to the Appointment Time, if a Beckman Coulter Material Adverse Effect has occurred or exists, which has not been cured or and has not ceased to exist within 30 days after the receipt of notice thereof by Beckman Coulter from Danaher; provided that at the time of such termination, the conditions to the Offer set forth in Section 15—“Conditions to the Offer” have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Expiration Time, including clauses (ii)(c), (ii)(d) and (ii)(e) of Section 15—“Conditions to the Offer”).

“Beckman Coulter Material Adverse Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has or would reasonably be expected to (i) have a material adverse effect on the financial condition, business or results of operations of Beckman Coulter; provided, that no change, effect, development, circumstance, condition, state of facts, event or occurrence, whether individually or in the aggregate, resulting from the following shall be deemed to constitute a Beckman Coulter Material Adverse Effect or will be taken into account when determining whether a Beckman Coulter Material Adverse Effect has occurred or is reasonably likely to exist except that clauses (a), (b), (c) and (i) below will be so considered to the extent such a change, effect, development, circumstance, condition, state of facts, event or occurrence disproportionately impacts Beckman Coulter relative to other companies operating in any industry or industries in which Beckman Coulter operates: (a) conditions (or changes therein) in any industry or industries in which Beckman Coulter operates (including the medical and pharmaceutical industries), (b) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes generally effecting financial, credit or capital market conditions, (c) any generally applicable change in law or generally accepted accounting principles or mandatory interpretation of any of the foregoing occurring after the date of the Merger Agreement, (d) any actions taken that are specifically required in accordance with the terms of the Merger Agreement or taken at the written request of Danaher or Purchaser or with the prior written consent of an executive officer of Danaher (or such officer’s designee) and any change, effect, development, circumstance, condition, state of facts, event or occurrence primarily attributable to the negotiation, execution or announcement of the Merger Agreement and the transactions contemplated thereby, including any litigation arising therefrom, and any adverse change in customer, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationship arising therefrom, including as a result of the identity of Danaher, (e) changes in the price or trading volume of Beckman Coulter common stock, in and of itself (taking into account the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a

“Beckman Coulter Material Adverse Effect”), (f) any failure by Beckman Coulter to meet any published analyst estimates or expectations of Beckman Coulter’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Beckman Coulter to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (taking into account the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Beckman Coulter Material Adverse Effect”), (g) the outcome of any litigation, investigation or inquiry involving Beckman Coulter or any of its subsidiaries that was disclosed to Danaher in the disclosure letter accompanying the Merger Agreement to the extent that it was reasonably foreseeable from such disclosure, (h) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, benefits plans, severance arrangements or other arrangements in existence as of the date of the Merger Agreement and previously disclosed to Danaher prior to the date of the Merger Agreement, (i) conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Merger Agreement, and (j) any item set forth in the disclosure letter accompanying the Merger Agreement to the extent any such change, effect, development, circumstance, condition, state of facts, event or occurrence was reasonably foreseeable from such disclosure; or (ii) have a material adverse effect on, or that prevents or materially delays, the ability of Beckman Coulter to consummate the Offer, the Merger and/or the other transactions contemplated by the Merger Agreement.

In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will terminate and there will be no liability on the part of any party to the other party, except for any liability arising out of the obligation to pay the Termination Fee, as described below under “—Termination Fees” or any material breach of any covenants or agreements set forth in the Merger Agreement prior to such termination.

Termination Fee.

(i) If Danaher terminates the Merger Agreement pursuant to clause (iv) of the section entitled “—Termination” above, and Danaher and Purchaser are not in material breach of the Merger Agreement either at the time of such termination or at the time of such Change in Recommendation, Beckman Coulter will within three business days of such termination pay Danaher a fee of $165 million in cash (the “Termination Fee”) and, upon the payment of the Termination Fee, Beckman Coulter shall have no further liability with respect to the Merger Agreement or the transactions contemplated thereby to Danaher or Purchaser.

(ii) If Beckman Coulter terminates the Merger Agreement pursuant to clause (v) of the section entitled “—Termination” above, prior to or concurrent with, and as a condition to, the effectiveness of such termination, Beckman Coulter will pay to Danaher the Termination Fee and, upon the payment of the Termination Fee, Beckman Coulter will have no further liability with respect to the Merger Agreement or the transactions contemplated thereby to Danaher or Purchaser.

(iii) If Danaher or Purchaser terminates the Merger Agreement pursuant to clause (ii) of the section entitled “—Termination” above, or if Beckman Coulter, Danaher or Purchaser terminates the Merger Agreement pursuant to clause (iii) of the section entitled “—Termination” above, and in either case, prior to such termination a Competing Proposal had been disclosed and not withdrawn and within six months of either such termination Beckman Coulter consummates a transaction with respect to a Competing Proposal or enters into an agreement providing for a Competing Proposal that is subsequently consummated, Beckman Coulter will, prior to the effectiveness of such consummation, pay to Danaher the Termination Fee, provided, however, for the purposes of this clause (iii), the term “Competing Proposal” has the meaning assigned to such term above, except that with respect to Competing Proposals that are consummated or agreements entered into with respect thereto during the six month period following termination as set forth above in clause (iii), the reference to “at least 20%” in the definition of “Competing Proposal” is deemed to be a reference to “at least 50%.”

In no event will Beckman Coulter be required to pay more than one Termination Fee.

Fees and Expenses. All reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, except that Danaher will pay, whether or not the Merger or any other transaction is consummated, all such expenses incurred in connection with (i) printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, (ii) any fees paid to antitrust authorities, and (iii) Computershare Trust Company, N.A.’s services as a depositary. Danaher will additionally pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar taxes, fees and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred, in each case, by Danaher, Purchaser, Beckman Coulter or the surviving corporation in the Merger, in connection with the Merger Agreement and the transactions contemplated thereby.

No Third-Party Beneficiaries. The Merger Agreement is not intended to, and does not, confer upon any other person or entity any rights or remedies thereunder, except (i) as provided in the terms and provisions of the Merger Agreement relating to directors’ and officers’ indemnification and insurance and (ii) the right of Beckman Coulter, on behalf of its stockholders, to pursue damages in the event of Danaher’s or Purchaser’s breach of the Merger Agreement.

Amendment; Waiver. The Merger Agreement may be amended or waived by written agreement of Beckman Coulter, Danaher and Purchaser (by action taken by their respective boards of directors); provided that after the receipt of the affirmative vote of the holders of at least a majority of the outstanding Shares to adopt the Merger Agreement (if required under Delaware law), if any amendment or waiver requires further approval of the Beckman Coulter stockholders, the effectiveness of the amendment or waiver will also require the approval of the Beckman Coulter stockholders. Any agreement on the part of a party or parties to the Merger Agreement to (i) extend the time for the performance of any of the obligations or other acts of the other party or parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties contained in the Merger Agreement or in any document delivered pursuant thereto and/or (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties contained in the Merger Agreement will be valid only if set forth in an instrument in writing signed by or on behalf of such party or parties granting such extension or against whom such waiver is to be effective, as applicable.

The Confidentiality Agreement. Beckman Coulter and Danaher entered into a confidentiality agreement dated as of November 16, 2010 (the “Confidentiality Agreement”). Under the Confidentiality Agreement, Danaher agreed, subject to certain exceptions, to keep non-public information concerning Beckman Coulter confidential. This description is qualified in its entirety by reference to the Confidentiality Agreement, attached hereto as Exhibit (d)(2), and which is incorporated herein by reference.

14. Dividends and Distributions.

As discussed in Section 13—“The Transaction Documents—The Merger Agreement—Operating Covenants,” pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, Beckman Coulter has agreed not to (i) split, combine, subdivide or reclassify any shares of its capital stock or otherwise amend the terms of its capital stock; (ii) set aside or pay any dividend or other distribution with respect to its capital stock (other than Beckman Coulter’s quarterly dividend payable on March 13, 2011); (iii) subject to certain exceptions, redeem, purchase or otherwise acquire any options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments relating to the equity interests in Beckman Coulter and its subsidiaries; or (iv) issue, sell, pledge, deliver, transfer, dispose or encumber any Beckman Coulter securities, or grant any options or stock appreciation rights under any Beckman Coulter benefit plans (except (a) pursuant to the exercise of outstanding stock options or stock appreciation rights, the grant of options or stock appreciation rights pursuant to previously existing contractual arrangements or to employees in the ordinary course, (b) pursuant to the outstanding convertible notes and (c) for the issuance of any Shares upon the exercise of the Top-Up Option).

15. Conditions to the Offer.

Pursuant to the Merger Agreement, Purchaser is not required to accept for payment or pay for any Shares if:

(i) at any then-scheduled expiration of the Offer (a) the Minimum Condition is not satisfied or (b) the Antitrust Condition is not satisfied; or

(ii) any of the following conditions exist or have occurred (and with respect to (a) and (b) are continuing at the then-scheduled expiration of the Offer):

(a) any governmental entity or court of competent jurisdiction having issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, which order, decree, injunction, ruling or other action becomes final and non-appealable;

(b) there having been any statute, rule, regulation, or legislation promulgated or deemed applicable to any transaction contemplated by the Merger Agreement by any governmental entity with appropriate jurisdiction, which prevents, restrains or prohibits the making of the Offer, the acceptance for payment of any Shares by Danaher, Purchaser or any other affiliate of Danaher, the consummation of the Merger, Danaher or Purchaser’s full rights of ownership and voting of the Shares or Danaher or Purchaser’s ownership or operation of Beckman Coulter, other than the application of the applicable waiting periods under the HSR Act;

(c)(x) the representations and warranties of Beckman Coulter set forth in the Merger Agreement relating to its capitalization not being true and correct in all respects except for such inaccuracies as are not significant in the aggregate, (y) the representations and warranties of Beckman Coulter set forth in the Merger Agreement relating to its authority to enter into the Merger Agreement and consummate the transactions contemplated thereby and to its board approvals not being true and correct in all material respects or (z) any other representation or warranty of Beckman Coulter contained in the Merger Agreement (without giving effect to any references to any “Company Material Adverse Effect” or “materiality” qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) not being true and correct in any respect as of the date of the Merger Agreement and as of the then scheduled Expiration Time and the Effective Time with the same effect as though made as of the then scheduled Expiration Time and the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be so true or correct, a Beckman Coulter Material Adverse Effect;

(d) any Beckman Coulter Material Adverse Effect having occurred or existing following the execution and delivery of the Merger Agreement and which is continuing;

(e) Beckman Coulter having breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure not having been cured; or

(f) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the benefit of Danaher and Purchaser and may be asserted by Danaher or Purchaser regardless of the circumstances giving rise to any such conditions and, subject to the terms of the Merger Agreement, may be waived by Danaher or Purchaser (other than the Minimum Condition with respect to which such waiver will only be effective with the written agreement of Beckman Coulter) in whole or in part at any time and from time to time in its reasonable discretion, in each case, subject to the terms of the Merger

Agreement and applicable law prior to the Expiration Time. The failure by Danaher or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

16. Certain Legal Matters; Regulatory Approvals.

General. On February 9, 2011, New Jersey Carpenters Pension Fund and Willa Rosenbloom filed a consolidated stockholder derivative and class action complaint in the Superior Court of the State of California, County of Orange, purportedly on behalf of the stockholders of Beckman Coulter, against Beckman Coulter and certain of Beckman Coulter’s officer and directors, alleging, among other things, that Beckman Coulter’s directors, aided and abetted by Beckman Coulter, breached their fiduciary duties owed to Beckman Coulter stockholders in connection with the proposed acquisition of Beckman Coulter by Danaher. The complaint seeks, among other things, to enjoin the defendants from completing the acquisition as currently contemplated.

Except as otherwise set forth in this Offer to Purchase, based on our examination of publicly available information filed by Beckman Coulter with the SEC and other publicly available information concerning Beckman Coulter, we are not aware of any governmental license or regulatory permit that appears to be material to Beckman Coulter’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described under —“Antitrust Compliance,” there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Beckman Coulter’s business or certain parts of Beckman Coulter’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in Section 15—“Conditions to the Offer.”

State Takeover Laws. A number of states (including Delaware) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. Beckman Coulter, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Beckman Coulter is incorporated in Delaware and is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person that has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Beckman Coulter Board has represented that it has approved the Merger Agreement and the transactions contemplated by the Merger Agreement as required to render Section 203 of the DGCL inapplicable to the Offer and the Merger. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws except as described herein. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—“Conditions to the Offer.”

Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder, certain acquisitions of voting securities or assets may not be consummated unless Premerger Notification and Report Forms have been filed with the Antitrust Division and the Federal Trade Commission (“FTC”) and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements and may not be completed until the expiration of the waiting period, discussed below, following the filing by Danaher, as the ultimate parent entity of the Purchaser, of a Premerger Notification and Report Form.

Danaher intends to file a Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act with the Antitrust Division and the FTC in accordance with the terms of the Merger Agreement. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m. on the 15th calendar day from the time of the filing of the Danaher Notification and Report Form (unless earlier terminated by the FTC and the Antitrust Division). The Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Danaher. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, ten calendar days after we comply with such request. Thereafter, such waiting period can be extended only by court order or with Danaher’s consent. Although Beckman Coulter is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither Beckman Coulter’s failure to make those filings nor a request for additional documents or information issued to Beckman Coulter by the Antitrust Division or the FTC will extend the waiting period with respect to the purchase of Shares pursuant to the Offer. If either 15-day or ten-day waiting period expires on a Saturday, Sunday or legal public holiday, then the period is extended until 11:59 p.m. the next day that is not a Saturday, Sunday or legal public holiday. Danaher intends to make a request pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

The Antitrust Division and the FTC routinely evaluate the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, such as seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of some of our or Beckman Coulter’s assets. Private parties and state attorneys general may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result will be.

Under the merger control rules of jurisdictions outside the United States where Danaher or Beckman Coulter and their respective subsidiaries conduct business, filings may be required, and it may be necessary to observe waiting periods and/or obtain approvals prior to consummation of the transaction. Under the terms of the Merger Agreement, Danaher has agreed to make such filings as are required in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby. The satisfaction of these requirements is a condition to the closing the Offer. Any such filings must be made by Danaher as soon as reasonably practicable. The period for review of the transaction will vary from jurisdiction to jurisdiction and may be affected by a variety of factors. The review powers vested in foreign competition authorities include the ability to challenge the legality of the transaction on the basis of its effects on competition or otherwise on the public interest. At any time before (and in some cases after) consummation of the transaction, foreign competition authorities may seek to enjoin the purchase of Shares pursuant to the Offer, or seek divestiture of the Shares so acquired, or seek divestiture of Danaher or Beckman Coulter assets. There can be no assurance that a challenge to the Offer under foreign merger control rules will not be made, or, if such a challenge is made, what the result will be. See Section 15—“Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to certain governmental actions, Section 13—“The Transaction Documents—The Merger Agreement—Termination” for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions and Section 13—“The Transaction Documents—The Merger Agreement—Third-Party Consents and Regulatory Approvals” with respect to certain obligations of the parties related to obtaining regulatory, including antitrust, approvals. Purchaser will (i) if any condition to the Offer, including the Antitrust Condition, is not satisfied or waived at any scheduled Expiration Time, extend the Expiration Time for an additional period or successive periods of up to ten business days each until all of the conditions are satisfied or waived and, (ii) will extend the Offer for any period required by any applicable law, any interpretation or position of the SEC, the staff thereof or the NYSE applicable to the Offer; provided that Purchaser will not be required to (although Purchaser may) extend the Offer beyond the Outside Date (which will be no earlier than June 30, 2011, and in any event we have no obligation to extend beyond December 31, 2011).

Other Approvals. Danaher and Beckman Coulter own property and conduct business in a number of foreign countries and jurisdictions. In connection with the acquisition of the Shares in the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions, in addition to any such required under applicable merger control rules of such jurisdictions. The governments in those countries and jurisdictions might attempt to impose additional conditions on the operations conducted by the surviving corporation in the Merger in those countries and jurisdictions as a result of the acquisition of the Shares in the Offer. If approvals or consents are required in such countries and jurisdictions, the parties intend to make the appropriate filings and applications in the applicable jurisdictions.

17. Fees and Expenses.

Morgan Stanley is acting as financial advisor to Danaher and as Dealer Manager for the Offer and the Merger. Morgan Stanley will not be entitled to any compensation from Danaher or Purchaser for acting as the Dealer Manager. Danaher will pay Morgan Stanley a customary fee payable upon completion of the Offer and the Merger for its services as financial advisor. Danaher has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Danaher has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees, and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses in connection with Morgan Stanley’s engagement, including certain liabilities under the United States federal securities laws related to or arising out of Morgan Stanley’s engagement. In the ordinary course of its trading, brokerage, investment management, and financing activities, Morgan Stanley, its successors and affiliates may actively trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

We have retained Okapi Partners LLC as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, electronic mail, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

In addition, we have retained Computershare Trust Company, N.A. as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

18. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Purchaser or Danaher not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, Beckman Coulter has filed the Schedule 14d-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14d-9 and any exhibits or amendments may be examined and copies may be obtained from the SEC in the manner described in Section 8—“Certain Information Concerning Beckman Coulter” and Section 9—“Certain Information Concerning Purchaser and Danaher.”

DJANET ACQUISITION CORP.

February 15, 2011

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF DANAHER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Danaher are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Danaher. The business address of each director and officer is Danaher Corporation, 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006. All directors and executive officers listed below are United States citizens. Directors are identified by an asterisk. Unless otherwise indicated, the titles referenced below refer to titles with Danaher Corporation.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Mortimer M. Caplin*	94	Mr. Caplin has served on Danaher’s Board of Directors since 1990. He has been a member of Caplin & Drysdale, a law firm in Washington, D.C., for over five years. Mr. Caplin is also a member of the board of directors of Presidential Realty Corporation, and within the past five years has also served as a director of the Fairchild Corporation.

H. Lawrence Culp, Jr.*	47	Mr. Culp has served on Danaher’s Board of Directors and as Danaher’s President and Chief Executive Officer since May 2001. He is also a member of the board of directors of GlaxoSmithKline plc.

Donald J. Ehrlich*	73	Mr. Ehrlich has served on Danaher’s Board of Directors since 1985. He served as President and Chief Executive Officer of Schwab Corp., a manufacturer of fire-protective safes, files, cabinets and vault doors, from January 2003 until his retirement in July 2008, and has also served on the boards of private and non-profit organizations.

Linda P. Hefner*	51	Ms. Hefner has served on Danaher’s Board of Directors since 2005. Since May 2007, she has served as Executive Vice President of Wal-Mart Stores Inc. (an operator of retail stores and warehouse clubs) and since April 2009 as Chief Merchandising Officer for Sam’s Club, a division of Wal-Mart. From May 2004 through December 2006, Ms. Hefner served as Executive Vice President - Global Strategy for Kraft Foods Inc., a company that manufactures and sells branded foods and beverages.

Walter G. Lohr, Jr.*	66	Mr. Lohr has served on Danaher’s Board of Directors since 1983. He has been a partner of Hogan Lovells, a global law firm, for over five years and has also served on the boards of private and non-profit organizations.

Mitchell P. Rales*	54	Mr. Rales is a co-founder of Danaher and has served on Danaher’s Board of Directors since 1983, serving as Chairman of the Executive Committee of Danaher since 1984. He was also President of Danaher from 1984 to 1990. In addition, for more than the past five years he has been a principal in private and public business entities in the manufacturing area. Mr. Rales is also a member of the board of directors of Colfax Corporation, and is a brother of Steven M. Rales.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Steven M. Rales*	59	Mr. Rales is a co-founder of Danaher and has served on Danaher’s Board of Directors since 1983, serving as Danaher’s Chairman of the Board since 1984. He was also CEO of Danaher from 1984 to 1990. In addition, for more than the past five years he has been a principal in private business entities in the areas of manufacturing and film production. Mr. Rales is a brother of Mitchell P. Rales.

John T. Schwieters*	71	Mr. Schwieters has served on Danaher’s Board of Directors since 2003. He has been a Senior Advisor of Perseus, LLC, a merchant bank and private equity fund management company, since March 2009 after serving as Vice Chairman from April 2000 to March 2009. Mr. Schwieters is also a member of the board of directors of Smithfield Foods, Inc. and Choice Hotels International, Inc., and within the past five years has also served as a director of Union Street Acquisition Corp. and Manor Care, Inc.

Alan G. Spoon*	59	Mr. Spoon has served on Danaher’s Board of Directors since 1999. He has served as General Partner of Polaris Venture Partners, a company which invests in private technology firms, since May 2000. Mr. Spoon is also a member of the board of directors of IAC/InterActiveCorp., and within the past five years has also served as a director of Getty Images, Inc. and TechTarget, Inc.

Elias A. Zerhouni, M.D.*	59	Dr. Zerhouni has served on Danaher’s Board of Directors since 2009. He has served as President, Global Research & Development, for Sanofi-Aventis, a global pharmaceutical company, since December 2010. From 1996 to 2002, Dr. Zerhouni served as Chair of the Russell H. Morgan Department of Radiology and Radiological Sciences, Vice Dean for Research and Executive Vice Dean of the Johns Hopkins School of Medicine. From 2002 to November 2008, Dr. Zerhouni served as director of the National Institutes of Health, and from November 2008 to December 2010 he provided advisory and consulting services to various non-profit and other organizations as Chairman and President of Zerhouni Holdings.

Daniel L. Comas	47	Mr. Comas was appointed Executive Vice President and Chief Financial Officer in April 2005. He served as Senior Vice President-Finance and Corporate Development from April 2004 to April 2005.

William K. Daniel, II	46	Mr. Daniel joined Danaher as Vice President and Group Executive in July 2006 and was appointed Executive Vice President in July 2008. From 1987 until he joined Danaher he worked at ArvinMeritor, Inc., a supplier of motor vehicle systems and components, in a variety of general management positions, most recently as Senior Vice President.

Thomas P. Joyce	50	Mr. Joyce was appointed Executive Vice President in May 2006. He has served in a variety of general management positions since joining Danaher in 1990, including most recently as Vice President and Group Executive of Danaher from December 2002 until May 2006.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
James A. Lico	45	Mr. Lico was appointed Executive Vice President in September 2005. He has served in a variety of general management positions since joining Danaher in 1996, including most recently as President of Fluke Corporation from July 2000 until September 2005, as Vice President and Group Executive of Danaher from December 2002 until September 2005, and as Vice President—Danaher Business Systems Office from September 2004 until September 2005.

James H. Ditkoff	64	Mr. Ditkoff has served as Senior Vice President-Finance and Tax of Danaher since December 2002.

Jonathan P. Graham	50	Mr. Graham joined Danaher as Senior Vice President-General Counsel in July 2006. Prior to joining Danaher, he served as Vice President, Litigation and Legal Policy for General Electric Corporation, a diversified industrial company, from October 2004 until June 2006.

Robert S. Lutz	53	Mr. Lutz served as Vice President—Chief Accounting Officer from March 2003 to February 2010 and was appointed Senior Vice President—Chief Accounting Officer in February 2010.

Daniel A. Raskas	44	Mr. Raskas joined Danaher as Vice President—Corporate Development in November 2004 and was appointed Senior Vice President—Corporate Development in February 2010.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser. The business address of each director and officer is Danaher Corporation, 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006. All directors and executive officers listed below are United States citizens. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Daniel L. Comas*	47	Director and President of Purchaser since Purchaser was formed, Mr. Comas was appointed Executive Vice President and Chief Financial Officer of Danaher Corporation in April 2005. He served as Senior Vice President-Finance and Corporate Development of Danaher Corporation from April 2004 to April 2005.

Robert S. Lutz*	53	Director, Vice President, Treasurer and Secretary of Purchaser since Purchaser was formed, Mr. Lutz served as Vice President—Chief Accounting Officer of Danaher Corporation from March 2003 to February 2010 and was appointed Senior Vice President—Chief Accounting Officer in February 2010.

Daniel A. Raskas	44	Vice President of Purchaser since Purchaser was formed, Mr. Raskas joined Danaher Corporation as Vice President—Corporate Development in November 2004 and was appointed Senior Vice President—Corporate Development in February 2010.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

By Mail:	By Overnight Courier:
Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021

By Facsimile:

(For Eligible Institutions Only)

(617) 360-6810

Confirm Facsimile Transmission:

(781) 575-2332

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, NY 10022

Stockholders may call toll free (877) 274-8654

Banks and brokers may call collect (212) 297-0720

The Dealer Manager for the Offer is:

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

(Call) Toll Free: 1-888-840-4015